Exhibit 2.1

Agreement and Plan of Reorganization and Merger between

Farmers & Merchants Bancorp, Inc. and Ossian Financial Services, Inc.

dated December 21, 2020.

EXECUTION COPY

AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

BETWEEN

FARMERS & MERCHANTS BANCORP, INC.

AND

OSSIAN FINANCIAL SERVICES, INC.

Dated as of December 21, 2020

i

SECTION 6	REPRESENTATIONS AND WARRANTIES OF F&M	20
6.1	Organization and Qualification	20
6.2	Authorization	20
6.3	Capitalization	21
6.4	Organizational Documents	21
6.5	Compliance with Law	22
6.6	Accuracy of Statements	22
6.7	Litigation and Pending Proceedings	22
6.8	Financial Statements	23
6.9	Employee Benefit Plans	23
6.10	Absence of Certain Changes	23
6.11	Taxes, Returns and Reports	23
6.12	Deposit Insurance	24
6.13	Reports	24
6.14	Absence of Defaults	24
6.15	Regulatory Matters	24
6.16	Securities Law Compliance	24
6.17	Broker’s or Finder’s Fees	25
6.18	Agreements with Regulatory Agencies	25
6.19	Sufficient Funds	25
6.20	Nonsurvival of Representations and Warranties	25

SECTION 7	COVENANTS OF OFSI	25
7.1	Shareholder Approval	26
7.2	Other Approvals	26
7.3	Conduct of Business	27
7.4	Preservation of Business	29
7.5	Other Negotiations	29
7.6	Announcement; Press Releases	30
7.7	OFSI Disclosure Letter	30
7.8	Confidentiality	31
7.9	Cooperation	31
7.10	OFSI Fairness Opinion	31
7.11	Financial Statements and Other Reports	31
7.12	Adverse Actions	31
7.13	Bank Merger Agreement	32
7.14	Employment, Retention Bonus and Change in Control Agreements	32
7.15	ESOP and 401(k) Profit Sharing Plan	32

SECTION 8	COVENANTS OF F&M	32
8.1	Approvals	32
8.2	Employee Benefit Plans	33
8.3	Announcement; Press Releases	34
8.4	Confidentiality	34

8.5	Directors and Officers Insurance	34
8.6	SEC and Other Reports	36
8.7	F&M Disclosure Letter	36
8.8	Adverse Actions	36
8.9	Cooperation	36
8.10	Bank Merger Agreement	36
8.11	Preservation of Business	36

SECTION 9	CONDITIONS PRECEDENT TO THE MERGER AND THE BANK MERGER	37
9.1	Shareholder Approval	37
9.2	Regulatory Approvals	37
9.3	Officer’s Certificate	37
9.4	Secretary’s Certificate	37
9.5	No Judicial Prohibition	38
9.6	OFSI Fairness Opinion	38
9.7	Bank Merger Agreement	38
9.8	Exchange Fund	38
9.9	D & O Tail Insurance	38
9.10	Fiduciary Relationships	38
9.11	Miscellaneous	38

SECTION 10	TERMINATION OF MERGER	38
10.1	Manner of Termination	38
10.2	Effect of Termination	39

SECTION 11	EFFECTIVE DATE OF MERGER	40

SECTION 12	CLOSING	40
12.1	Closing Date and Place	40
12.2	Merger - Certificate of Merger and Articles of Merger	40
12.3	Bank Merger - Certificate of Merger and Articles of Merger	40

SECTION 13	MISCELLANEOUS	40
13.1	Effective Agreement	40
13.2	Waiver; Amendment	41
13.3	Notices	41
13.4	Headings	42
13.5	Severability	42
13.6	Counterparts	42
13.7	Governing Law	42
13.8	Entire Agreement	42
13.9	Expenses	42
13.10	Securityholder Litigation	42
13.11	Certain Definitions	43
13.12	Survival of Contents	43

Exhibits

Exhibit A- Bank Merger Agreement

Exhibit B- Voting Agreement

AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

BETWEEN

FARMERS & MERCHANTS BANCORP, INC.

AND

OSSIAN FINANCIAL SERVICES, INC.

THIS AGREEMENT AND PLAN OF REORGANIZATION AND MERGER (the “Agreement”), is entered as of the 21st day of December, 2020, by and between FARMERS & MERCHANTS BANCORP, INC., an Ohio corporation (“F&M”) and OSSIAN FINANCIAL SERVICES, INC., an Indiana corporation (“OFSI”).

W I T N E S S E T H:

WHEREAS, F&M is a registered financial holding company under the Bank Holding Company Act of 1956, as amended, with its principal place of business in Archbold, Ohio, with Farmers & Merchants State Bank, an Ohio commercial bank (“F&M Bank”) as its wholly-owned subsidiary;

WHEREAS, OFSI is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, with its principal place of business in Ossian, Indiana, with Ossian State Bank, an Indiana commercial bank (the “Bank”) as its wholly-owned subsidiary;

WHEREAS, it is the desire of F&M and OFSI to effect a series of transactions whereby (i) OFSI will merge with and into F&M (the “Merger”), and (ii) the Bank will merge with and into F&M Bank;

WHEREAS, the Boards of Directors of F&M and OFSI have approved this Agreement and authorized its execution; and

WHEREAS, for federal income tax purposes, it is intended that the Merger be treated as a taxable purchase of OFSI’s and the Bank’s assets followed by a taxable distribution of the Merger Consideration (as defined below) by OFSI to its shareholders in complete liquidation of OFSI;

NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, F&M and OFSI hereby make this Agreement and prescribe the terms and conditions of the merger of OFSI with and into F&M and the Bank with and into F&M Bank and the mode of carrying the transactions into effect as follows:

SECTION 1

THE MERGERS

1.1    OFSI Merger. Subject to the terms and conditions of this Agreement, on the Effective Date (as defined in Section 11 hereof), OFSI shall be merged with and into F&M, which shall be the “Continuing Company” and shall continue its corporate existence under the laws of the State of Ohio, pursuant to the provisions of and with the effect provided in the Ohio General Corporation Law (“OGCL”).

1.2    The Bank Merger. Subject to the terms and conditions of this Agreement, on the Effective Date and immediately after the Merger, the Bank shall be merged with and into F&M Bank pursuant to the terms and conditions of the Agreement and Plan of Merger attached hereto as Exhibit A (the “Bank Merger Agreement”) and otherwise in accordance with 12 U.S.C. §1828(c) and the Ohio banking law, Chapter 11 of the Ohio Revised Code, as amended, together with any regulations promulgated thereunder (the “Bank Merger”).

1.3    Right to Revise Mergers. The parties may, at any time, change the method of effecting the Merger or the Bank Merger if and to the extent the parties deem such change to be desirable, including, without limitation, to provide for the merger of OFSI into a wholly-owned subsidiary of F&M and/or the merger of the Bank into wholly-owned subsidiaries of F&M or F&M Bank; provided, however, that no such change, modification or amendment shall (a) alter or change the amount or kind of consideration to be received by the shareholders of OFSI specified in Section 3 hereof as a result of the Merger, except in accordance with the terms of Section 3 hereof; (b) adversely affect the tax treatment to the shareholders of OFSI; or (c) materially impede or delay receipt of any approvals referred to in this Agreement or the consummation of the transactions contemplated by this Agreement.

SECTION 2

EFFECT OF THE MERGER

Upon the Merger becoming effective:

2.1    General Description. The separate existence of OFSI shall cease and the Continuing Company shall possess all of the assets of OFSI and all of its rights, privileges, immunities, powers, and franchises and shall be subject to and assume all of the duties, obligations and liabilities of OFSI.

2.2    Name, Offices, and Management. The name of the Continuing Company shall continue to be “Farmers & Merchants Bancorp, Inc.” Its principal office shall be located at 307 North Defiance Street, Archbold, Ohio 43502. The Board of Directors of the Continuing Company, until such time as their successors have been elected and qualified, shall consist of the current Board of Directors of F&M. The officers of F&M immediately prior to the Effective Date shall continue as the officers of the Continuing Company.

2.3    Capital Structure. The amount of capital stock of the Continuing Company shall be the capital stock of F&M immediately prior to the Effective Date.

2.4    Articles of Incorporation and Code of Regulations. The Articles of Incorporation and the Code of Regulations of the Continuing Company shall be those of F&M immediately prior to the Effective Date until the same shall be further amended as provided therein or by law.

2.5    Assets and Liabilities. The title to all assets, real estate and other property owned by F&M and OFSI shall vest in the Continuing Company without reversion or impairment. All liabilities of OFSI shall be assumed by the Continuing Company.

2.6    Additional Actions. If, at any time after the Effective Date, the Continuing Company shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Continuing Company its right, title or interest in, to or under any of the rights, properties or assets of OFSI or the Bank, or (b) otherwise carry out the purposes of this Agreement, OFSI and the Bank and their respective officers and directors shall be deemed to have granted to the Continuing Company an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Continuing Company and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Continuing Company are authorized in the name of OFSI or the Bank or otherwise to take any and all such action.

SECTION 3

MERGER CONSIDERATION

3.1    Merger Consideration. Upon and by reason of the Merger becoming effective, all of the issued and outstanding shares of OFSI common stock, no par value (“OFSI Common Stock”), other than “Dissenting Shares” (as defined in Section 4 below) by virtue of the Merger and without any action on the part of the holders thereof, shall be converted into the right to receive $20,000,000, in cash, in the aggregate, less the “Price Adjustment” (as defined below), if any, which would equal $67.71 per share assuming there are 295,388 shares of OFSI Common Stock issued and outstanding at that time and there is no Price Adjustment. The cash to be exchanged for each share of OFSI Common Stock is referred to herein as the “Merger Consideration.”

For purposes of this Agreement, the Price Adjustment shall be equal to the amount that total shareholders’ equity of OFSI, computed in accordance with generally accepted accounting principles, as of the date two (2) business days prior to the Effective Date, is less than $12,000,000 (the “Closing Equity”). The following shall be excluded from the calculation of Closing Equity: (i) the amount of accumulated other comprehensive income; (ii) up to $1,362,000 in professional fees and expenses incurred or accrued (legal, consulting, accounting and investment banking) directly related to the transactions contemplated by this Agreement and expenses incurred or accrued for termination or deconversion related to any data processing or other vendor contracts; and (iii) any expenses incurred or accrued related to payments made pursuant to the terms of any existing employment or change-in-control agreements as referenced in Section 7.14. OFSI shall be entitled to pay cash dividends to shareholders, including amounts deemed to be “tax distributions,” in amounts that do not exceed 50% of the net income for the applicable time period.

3.2    Distribution of Merger Consideration.

(a)    On or prior to the Effective Date, F&M shall deposit with Computershare Trust Company, or such other exchange agent selected by F&M and reasonably acceptable to OFSI (the “Exchange Agent”), for the benefit of the registered shareholders of OFSI Common Stock for exchange in accordance with this Section 3, sufficient cash for payment of the Merger Consideration. Such cash is referred to in this Section 3 as the “Exchange Fund.” F&M shall be solely responsible for the payment of any fees and expenses of the Exchange Agent.

(b)    Within three (3) business days following the Effective Date, the Exchange Agent shall mail to each holder of OFSI Common Stock a letter of transmittal (the “Letter of Transmittal”) providing (i) that delivery shall be effected and risk of loss of title to the certificates representing OFSI Common Stock shall pass only upon delivery of the certificates to the Exchange Agent and (ii) instructions as to the transmittal to the Exchange Agent of certificates representing shares of OFSI Common Stock and the issuance cash in exchange therefor pursuant to the terms of this Agreement. Distribution of the Merger Consideration shall be made by the Exchange Agent to each former holder of OFSI Common Stock within ten (10) business days following the later of the Effective Date or the date of such shareholder’s delivery to the Exchange Agent of such shareholder’s certificates representing OFSI Common Stock, accompanied by a properly completed and executed Letter of Transmittal. Interest shall not accrue or be payable with respect to any cash payments.

(c)    Following the Effective Date, stock certificates representing OFSI Common Stock shall be converted into, and deemed to evidence only, the right to receive the Merger Consideration as determined in accordance with Section 3.1 above.

(d)    From and after the Effective Date, there shall be no transfers on the stock transfer books of OFSI of any shares of OFSI Common Stock.

(e)    Any portion of the Exchange Fund that remains unclaimed by the holders of OFSI Common Stock for twelve (12) months after the Effective Date shall be paid, distributed, or otherwise released to F&M, or its successors in interest. Any shareholders of OFSI who have not theretofore complied with this Section 3 shall thereafter look only to F&M, or its successors in interest, for the payment of cash deliverable in respect of each share of OFSI Common Stock such shareholder holds as determined pursuant to this Agreement. Notwithstanding the foregoing, none of F&M, the Exchange Agent or any other person shall be liable to any former holder of shares of OFSI Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(f)    F&M shall be entitled to rely upon the stock transfer books of OFSI to establish the persons entitled to receive the Merger Consideration, which books, in the absence of actual knowledge by F&M of any adverse claim thereto, shall be conclusive with respect to the ownership of such stock.

(g)    With respect to any certificate for OFSI Common Stock which has been lost, stolen, or destroyed, the Exchange Agent and F&M shall be authorized to issue cash to the registered owner of such certificate upon receipt of an affidavit of lost stock certificate, in form and substance reasonably satisfactory to the Exchange Agent and F&M, and, if required by the Exchange Agent or F&M in their sole discretion, upon the posting of a bond in such amount as the Exchange Agent or F&M may determine is reasonably necessary as indemnity against any claim that may be made in regard to any lost, stolen or destroyed certificate representing OFSI Common Stock, with any costs incurred at the shareholder’s expense.

SECTION 4

DISSENTING SHAREHOLDERS

Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of OFSI Common Stock held by a person (a “Dissenting Shareholder”) who has not voted in favor of, or consented to, the adoption of this Agreement and has complied with all the provisions of the Indiana Business Corporation Law concerning the rights of holders of shares of OFSI Common Stock to require payment in cash of the “fair value” of such OFSI Common Stock (the “Dissenting Shares”), in accordance with Indiana Code § 23-1-44, as amended, shall not be converted into the right to receive the Merger Consideration as determined in accordance with Section 3.1 above, but shall become the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the procedures set forth in Indiana Code § 23-1-44, as amended. If such Dissenting Shareholder withdraws its demand for “fair value” or fails to perfect or otherwise loses its rights as a dissenting shareholder, in any case under the Indiana Business Corporation Law, each of such Dissenting Shareholder’s shares of OFSI Common Stock shall thereupon be treated as though such shares of OFSI Common Stock had been converted into the right to receive the Merger Consideration pursuant to Section 3.1. OFSI shall notify F&M of each shareholder who asserts rights as a Dissenting Shareholder following receipt of such Dissenting Shareholder’s written demand delivered as provided in Indiana Code § 23-1-44, as amended. Prior to the Effective Date, OFSI shall not, except with the prior written consent of F&M, voluntarily make any payment, settle or commit to settle, or offer to settle any rights of a Dissenting Shareholder asserted under Indiana Code § 23-1-44, as amended.

SECTION 5

REPRESENTATIONS AND

WARRANTIES OF OFSI

OFSI hereby makes the representations and warranties set forth below to F&M with respect to itself and the Bank. For the purposes of this Agreement, “OFSI Disclosure Letter” is defined as the letter referencing Section 5 of this Agreement, which shall be prepared by OFSI and delivered to F&M contemporaneously with the execution of this Agreement.

5.1    Organization and Authority. OFSI and the Bank are each a corporation duly organized and validly existing under the laws of the State of Indiana. Each of OFSI and the Bank have the power and authority (corporate and otherwise) to conduct their respective businesses in the manner and by the means utilized as of the date hereof. OFSI’s only subsidiary is the Bank. The Bank has no subsidiaries. The Bank is subject to primary federal regulatory supervision and regulation by the Federal Deposit Insurance Corporation (“FDIC”).

5.2    Authorization.

(a)    OFSI has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, subject to satisfaction of the conditions precedent in Section 9. This Agreement, when executed and delivered by all parties, will have been duly authorized and will constitute a valid and binding obligation of OFSI, subject to the conditions precedent set forth in Section 9 hereof, enforceable in accordance with its terms except to the extent limited by insolvency, reorganization, liquidation, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors’ rights. The respective Boards of Directors of OFSI and the Bank, and OFSI as the sole shareholder of the Bank, have approved the Merger and the Bank Merger pursuant to the terms and conditions of this Agreement and the Bank Merger Agreement. The Board of Directors of OFSI has agreed to recommend to OFSI’s shareholders that they adopt this Agreement and approve the transactions described herein subject to Section 7.5 hereof.

(b)    Except as set forth in the OFSI Disclosure Letter, neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, subject to the conditions precedent set forth in Section 9 hereof, does or will (i) conflict with, result in a breach of, or constitute a default under OFSI’s or the Bank’s organizational documents; (ii) conflict with, result in a breach of, or constitute a default under any federal, foreign, state or local law, statute, ordinance, rule, regulation or court or administrative order or decree, or any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment, to which OFSI or the Bank is subject or bound, the result of which would have a Material Adverse Effect; (iii) result in the creation of, or give any person, corporation or entity the right to create, any lien, charge, encumbrance, security interest, or any other rights of others or other adverse interest upon any right, property or asset of OFSI or the Bank; (iv) terminate, or give any person, corporation or entity the right to terminate, amend, abandon, or refuse to perform, any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment to which OFSI or the Bank is subject or bound, the result of which would have a Material Adverse Effect; or (v) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, OFSI or the Bank is to perform any duties or obligations or receive any rights or benefits under any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment.

For the purpose of this Agreement, a “Material Adverse Effect” means any effect, circumstance, occurrence or change that (i) is material and adverse to the financial position, results of operations or business of OFSI and the Bank taken as a whole, or F&M and F&M Bank taken as a whole, as applicable, or (ii) would materially impair the ability of OFSI or F&M, as applicable, to perform its obligations under this Agreement; provided, however, that a Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability to banks or their holding companies or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles (“GAAP”) or regulatory accounting requirements applicable to banks or their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the

Merger or restructuring charges taken in connection with the Merger, in each case in accordance with GAAP, (d) effects of any action taken with the prior written consent of the other party hereto, (e) changes in the general level of interest rates (including the impact on the securities portfolios of OFSI and the Bank, or F&M and F&M Bank, as applicable) or conditions or circumstances relating to or that affect either the United States economy, financial or securities markets or the banking industry, generally, (f) changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated herein, including without limitation payment of any amounts due to, or the provision of any benefits to, any officers or employees under agreements, plans or other arrangements in existence on the date of or contemplated by this Agreement and disclosed to F&M, (g) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of OFSI and the Bank, or F&M and F&M Bank, as applicable, (h) the impact of the COVID-19 pandemic on the representations and covenants made by, or the operations of, OFSI and the Bank, or F&M and F&M Bank, as applicable, and (i) occurrence of any military or terrorist attack within the United States or any of its possessions or offices; provided that in no event shall a change in the trading price of the F&M Common Stock, by itself, be considered to constitute a Material Adverse Effect on F&M (it being understood that the foregoing proviso shall not prevent or otherwise affect a determination that any effect underlying such decline has resulted in a Material Adverse Effect).

(c)    Other than the filing of a Certificate of Merger with the Ohio Secretary of State and Articles of Merger with the Indiana Secretary of State for the Merger and the Bank Merger and in connection or in compliance with the banking regulatory approvals contemplated by Section 9.2 and federal and state securities laws and the rules and regulations promulgated thereunder, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by OFSI of the transactions contemplated by this Agreement.

(d)    Other than those filings, authorizations, consents and approvals referenced in Section 5.2(c) above and except as set forth in the OFSI Disclosure Letter, no notice to, filing with, authorization of, exemption by, or consent or approval of, any third party is necessary for the consummation by OFSI or the Bank of the transactions contemplated by this Agreement, except for such authorizations, exemptions, consents or approvals, the failure of which to obtain, would not be reasonably likely to result in a Material Adverse Effect.

5.3    Capitalization.

(a)    Except as set forth in Section 5.3(a) of the OFSI Disclosure Letter, as of the date of this Agreement, OFSI has 500,000 shares, no par value per share, of OFSI Common Stock authorized, 334,000 shares of which are issued, 295,338 shares of which are outstanding, with 38,662 shares held as treasury stock. Such issued and outstanding shares of OFSI Common Stock have been duly and validly authorized by all necessary corporate action of OFSI, are validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights of any shareholders. OFSI has no capital stock authorized, issued or outstanding other than as described in this Section 5.3(a) and, except as set forth in the OFSI Disclosure Letter, OFSI has no intention or obligation to authorize or issue additional shares of its capital stock.

(b)    As of the date of this Agreement, the Bank has Five Thousand Three Hundred and Eighty-Four (5,384) shares of common stock, $100.00 par value per share, authorized and outstanding, all of which are held beneficially and of record by OFSI. Such issued and outstanding shares of Bank common stock have been duly and validly authorized by all necessary corporate action of the Bank, are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights of any Bank shareholder. All of the issued and outstanding shares of Bank common stock are owned by OFSI free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto. The Bank has no capital stock authorized, issued or outstanding other than as described in this Section 5.3(b) and has no intention or obligation to authorize or issue any other shares of capital stock.

(c)    Except as set forth in the OFSI Disclosure Letter there are no options, commitments, calls, agreements, understandings, arrangements or subscription rights regarding the issuance, purchase or acquisition of capital stock, or any securities convertible into or representing the right to purchase or otherwise receive the capital stock, equity interests, or any debt securities, of OFSI or the Bank by which OFSI or the Bank is or may become bound. Except as set forth in the OFSI Disclosure Letter, neither OFSI nor the Bank has any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of its respective outstanding shares of capital stock or equity interests, as applicable.

(d)    Except as set forth in the OFSI Disclosure Letter, to the knowledge of OFSI’s Management (as defined below), no person or entity beneficially owns five percent (5%) or more of the total issued and outstanding OFSI Common Stock.

5.4    Organizational Documents. Except as set forth in the OFSI Disclosure Letter, the respective Articles of Incorporation and By-Laws of OFSI and the Bank have been delivered to F&M and represent true, accurate and complete copies of such corporate (or organizational) documents of OFSI and the Bank in effect as of the date of this Agreement.

5.5    Compliance with Law. Except as set forth in Section 5.5 of the OFSI Disclosure Letter, to the knowledge of OFSI’s Management (as defined below) neither OFSI nor the Bank has engaged in any activity nor taken or omitted to take any action which has resulted or could reasonably be expected to result, in the violation of any local, state, federal or foreign law, statute, rule, regulation or ordinance or of any order, injunction, judgment or decree of any court or government agency or body, the violation of which could reasonably be expected to have a Material Adverse Effect on OFSI. OFSI and the Bank possess all licenses, franchises, permits and other authorizations necessary for the continued conduct of their respective businesses without material interference or interruption, except where the failure to possess such licenses or other authorizations would not be reasonably expected to have a Material Adverse Effect on OFSI, and such licenses, franchises, permits and authorizations shall be transferred to F&M on the Effective Date without any material restrictions or limitations thereon or the need to obtain any consents of third parties, except as otherwise set forth in the OFSI Disclosure Letter. Neither OFSI nor the Bank is subject to any agreement, commitment or understanding with, or order and directive of, any regulatory agency or government authority with respect to the business or operations of OFSI or the Bank. The Bank has not received any notice of enforcement actions since January 1, 2015 from any regulatory agency or government authority relating to its compliance with the Bank Secrecy Act, the Truth-in-Lending Act, the Community Reinvestment Act, the Gramm-Leach-Bliley Act of 1999, the USA Patriot Act, the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act or any laws with respect to the protection of the environment or the rules and regulations promulgated thereunder. OFSI has not received any notice of enforcement actions since January 1, 2015, from any regulatory agency or government authority relating to its compliance with any securities laws applicable to OFSI. The Bank received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

5.6    Accuracy of Statements. No information which has been or shall be supplied by OFSI with respect to its businesses, operations and financial condition for inclusion in the proxy statement and regulatory applications relating to the Merger or the Bank Merger contains or shall contain (in the case of information relating to the proxy statement at the time it is mailed and for the regulatory applications, and each amendment or supplement thereto, if any, at the time it is filed with any regulatory agency) any untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained therein not misleading.

5.7    Litigation and Pending Proceedings. Except as set forth in the OFSI Disclosure Letter, there are no claims of any kind, nor any action, suits, proceedings, arbitrations or investigations pending or, to the knowledge of OFSI’s Management, threatened in any court or before any government agency or body, arbitration panel or otherwise (nor does OFSI’s Management have any knowledge of a basis for any claim, action, suit, proceeding, arbitration or investigation) which could reasonably be expected to have a Material Adverse Effect. To the knowledge of OFSI’s Management, there are no uncured violations, criticisms or exceptions, or violations with respect to which refunds or restitutions may be required, cited in any report, correspondence or other communication to OFSI or the Bank as a result of an examination by any regulatory agency or body which could reasonably be expected to have a Material Adverse Effect.

5.8    Financial Statements.

(a)    OFSI’s consolidated audited balance sheets as of the end of the two (2) fiscal years ended December 31, 2019 and 2018, the unaudited consolidated balance sheet for the nine months ended September 30, 2020 and the related consolidated statements of income, shareholders’ equity and cash flows for the years or period then ended (hereinafter collectively referred to as the “Financial Information”), present fairly the consolidated financial condition or position of OFSI as of the respective dates thereof and the consolidated results of operations of OFSI for the respective periods covered thereby and have been prepared in conformity with GAAP applied on a consistent basis.

(b)    All loans reflected in the Financial Information and which have been made, extended or acquired since December 31, 2019 (i) have been made for good,

valuable and adequate consideration in the ordinary course of business; (ii) constitute the legal, valid and binding obligation of the obligor and any guarantor named therein; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) to the extent that the Bank has a security interest in collateral or a mortgage securing such loans, are secured by perfected security interests or mortgages naming the Bank as the secured party or mortgagee, except for such unperfected security interests or mortgages naming the Bank as secured party or mortgagee which, on an individual loan basis, would not materially adversely affect the value of any such loan and the recovery of payment on any such loan if the Bank is not able to enforce any such security interest or mortgage.

5.9    Absence of Certain Changes. Except for events and conditions relating to the business and interest rate environment in general, the accrual or payment of Merger-related expenses, or as set forth in the OFSI Disclosure Letter, since December 31, 2019, no events have occurred which could reasonably be expected to have a Material Adverse Effect. Except as set forth in the OFSI Disclosure Letter, between the period from December 31, 2019 to the date of this Agreement, OFSI and the Bank have carried on their respective businesses in the ordinary and usual course consistent with their past practices (excluding the incurrence of fees and expenses of professional advisors related to this Agreement and the transactions contemplated hereby) and there has not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to OFSI’s Common Stock (other than normal quarterly cash dividends or distributions consistent with past practice) or any split, combination or reclassification of OFSI Common Stock or, with the exception of the issuance of shares in connection with the exercise of stock options or the vesting of any performance stock units, any issuance or the authorization of any issuance of any securities in respect of, or in lieu of, or in substitution for OFSI Common Stock.

5.10    Absence of Undisclosed Liabilities. Except as set forth in the OFSI Disclosure Letter, neither OFSI nor the Bank has any liabilities, whether accrued, absolute, contingent, or otherwise, existing or arising out of any transaction or state of facts existing on or prior to the date hereof, except (a) as and to the extent disclosed, reflected or reserved against in the Financial Information, (b) any agreement, contract, obligation, commitment, arrangement, liability, lease or license which individually is less than Ten Thousand and 00/100 Dollars ($10,000.00) per year and which may be terminated within one year from the date of this Agreement, (c) liabilities incurred since December 31, 2019 in the ordinary course of business consistent with past practice that either alone or when considered with all similar liabilities, have not had or would not reasonably be expected have a Material Adverse Effect on OFSI, (d) liabilities incurred for reasonable legal, accounting, financial advising fees and out-of-pocket expenses or fees in connection with the transactions contemplated by this Agreement, and (e) unfunded loan commitments and standby letters of credit made in the ordinary course of the Bank’s business consistent with past practices.

5.11    Title to Assets.

(a)    Except as set forth in the OFSI Disclosure Letter, OFSI and the Bank have good and marketable title to all personal property reflected in the December 31, 2019 Financial Information, good and marketable title to all other properties and assets which OFSI or the Bank purports to own, good and marketable title to or right to use by terms of any lease or contract all other property used in OFSI’s or the Bank’s business, and good and marketable title to all property and assets acquired since December 31, 2019, free and clear of all mortgages, liens, pledges, restrictions, security interests, charges, claims or encumbrances of any nature, except such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the use of the property and which would not have a Material Adverse Effect.

(b)    The operation by OFSI or the Bank of such properties and assets is in material compliance with all applicable laws, ordinances, rules and regulations of any governmental authority or third party having jurisdiction over such use except for such noncompliance that would not have a Material Adverse Effect.

5.12    Loans and Investments.

(a)    Except as set forth in the OFSI Disclosure Letter, there is no loan of the Bank in excess of Seventy Five Thousand and 00/100 Dollars ($75,000.00) that, as of September 30, 2020, with respect to classified loans and November 30, 2020, with respect to special mention loans and marginally pass loans, (i) has been classified by OFSI, applying applicable regulatory examination standards, as “Other Loans Specially Mentioned,” “Substandard,” “Doubtful” or “Loss;” (ii) has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectibility, or (iii) has been identified by OFSI Management to be ninety (90) days or more past due with respect to principal or interest or has placed on nonaccrual status.

(b)    The reserves for loan and lease losses and the carrying value for other real estate owned which are shown on each of the balance sheets contained in the Financial Information were adequate in the judgment of OFSI’s Management and consistent with applicable bank regulatory standards and under GAAP to provide for losses, net of recoveries relating to loans and leases previously charged off, on loans and leases outstanding and other real estate owned (including accrued interest receivable) as of the applicable date of such balance sheet.

(c)    Except as set forth in the OFSI Disclosure Letter, none of the investments reflected in the Financial Information and none of the investments made by OFSI or the Bank since December 31, 2019 are subject to any restrictions, whether contractual or statutory, which materially impairs the ability of OFSI or the Bank to dispose freely of such investment at any time. Except as set forth in the OFSI Disclosure Letter, OFSI or the Bank is not a party to any repurchase agreements with respect to securities.

5.13    Employee Benefit Plans.

(a)    The OFSI Disclosure Letter contains a list identifying each “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which (i) is subject to any provision of ERISA, and (ii) is currently maintained, administered or contributed to by OFSI, the Bank or any other entity, trade or business that, together with OFSI, would be treated as a single employer under the provisions of Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the “Code”) (“OFSI ERISA Affiliate”), and covers any employee, director or former employee or director of OFSI, the Bank or any OFSI ERISA Affiliate or under which OFSI or any OFSI ERISA Affiliate has any liability. The OFSI Disclosure Letter also contains a list of all “employee benefit plans,” as defined under ERISA which have been terminated by OFSI, the Bank or any OFSI ERISA Affiliate since January 1, 2015. Copies of such plans (and, if applicable, related trust agreements or insurance contracts) and all amendments thereto and written interpretations thereof have been furnished to F&M together with the current summary plan descriptions (and any summary of material modifications thereto). Such plans are hereinafter referred to individually as an “Employee Plan” and collectively as the “Employee Plans.” The Employee Plans which individually or collectively would constitute an “employee pension benefit plan” as defined in Section 3(2)(A) of ERISA are identified as such in the list referred to above.

(b)    The Employee Plans have been operated in material compliance with all applicable laws, regulations, rulings and other requirements, as well as pursuant to the terms of their governing documents (to the extent consistent with ERISA).

(c)    Except as disclosed in the OFSI Disclosure Letter, no “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, for which no statutory or administrative exemption exists, and no “reportable event,” as defined in Section 4043(c) of ERISA, for which a notice is required to be filed with the Pension Benefit Guaranty Corporation (“PBGC”), has occurred with respect to any Employee Plan that could subject OFSI to material taxes or penalties.

(d)    Neither OFSI, the Bank nor any OFSI ERISA Affiliate has any material liability to the PBGC, to the Internal Revenue Service (“IRS”), to the Department of Labor (“DOL”), to the Employee Benefits Security Administration, with respect to any Employee Plan, except for routine premium payments to the PBGC.

(e)    No purchase of shares of OFSI Common Stock or other securities issued by OFSI by the Ossian Financial Services, Inc. Employee Stock Ownership and Profit Sharing Plan (the “ESOP”) or any other Employee Plan, has adversely affected the tax qualification of such Employee Plan or failed to satisfy all of the requirements for the prohibited transaction exemption provided by Section 408(e) of ERISA. Each loan to the ESOP or such other Employee Plan acquiring shares of OFSI Common Stock or other employer securities which has been made by or guaranteed by OFSI, the Bank or any other disqualified person in connection with any purchase of such shares by the Employee Plan (an “ESOP Loan”), satisfied each of the requirements of the prohibited transaction exemption provided in Section 408(b)(3) of ERISA, Section 4975(d)(3) and Treasury Regulation Section 54-4975-7(b), and, in particular, all shares of OFSI Common Stock purchased by the ESOP or any other Employee Plan were purchased for no more than “adequate consideration” within the meaning Section 3(18) of ERISA, as determined on the basis of a stock valuation prepared by an “independent appraiser” (as this term is defined in Section 401(a)(28)(C) of the Code) satisfying all requirements of Sections 3(18) and 408(e) of ERISA and applicable DOL regulations.

(f)    The ESOP has at all times been maintained and administered in accordance with and met the requirements of Section 409(p) of the Code, no plan year of the ESOP has been a “non-allocation year” (as this term is defined in Section 409(p) of the Code), and OFSI and the Bank have performed adequate testing and maintained adequate records to demonstrate compliance with the requirements of Section 409(p) of the Code and the Treasury Regulations promulgated thereunder.

(g)    Except as disclosed in the OFSI Disclosure Letter, neither OFSI nor its Board of Directors in their capacity as “fiduciaries,” as defined in Section 3(21) of ERISA, of an Employee Plan has failed to comply with the requirements of Section 404 of ERISA in such a way as to cause material liability to OFSI, the Bank or any OFSI ERISA Affiliate.

(h)    Each of the Employee Plans which is intended to be qualified under Section 401(a) of the Code has been timely amended to comply in all material respects with the applicable requirements of the Code, including, in the case of the ESOP, Sections 409 and 4975 of the Code. Except as set forth in the OFSI Disclosure Letter, OFSI and/or any OFSI ERISA Affiliate, as applicable, sought and received favorable determination letters from the IRS (or are otherwise relying on an opinion letter issued to a prototype plan sponsor) and has furnished to F&M copies of the most recent IRS determination letters with respect to any such Employee Plan that is intended to be qualified under Section 401(a) of the Code, and, in the case of the ESOP, Section 4975(e)(7) of the Code. Except as set forth in the OFSI Disclosure Letter, OFSI, the Bank and/or any OFSI ERISA Affiliate, as applicable, have completed in a timely manner all filings with the IRS and/or Department of Labor required by ERISA or other federal laws with respect to the Employee Plans.

(i)    Except as disclosed in the OFSI Disclosure Letter, no Employee Plan maintained or contributed to by OFSI, the Bank or any ERISA Affiliate is a defined benefit pension plan subject to Title IV of ERISA or the minimum funding standards under Sections 412 and 430 of the Code and Section 302 of ERISA. No facts or circumstances exist that may subject OFSI, the Bank, or any OFSI ERISA Affiliate, to any liability under Sections 4062, 4063 or 4064 of ERISA. There exist no facts or circumstances which could subject OFSI, or any OFSI ERISA Affiliate thereof, to withdrawal liability within the meaning of Section 4201 of ERISA or to contingent withdrawal liability under Section 4204 of ERISA. Neither OFSI nor any OFSI ERISA Affiliate ever has been a party to a transaction within the meaning of Section 4212(c) of ERISA.

(j)    No claims involving an Employee Plan (other than routine claims) have been filed in a court of law or, to the knowledge of OFSI’s Management, have been threatened to be filed in a court of law.

(k)    For all calendar months since January 1, 2017 in which the Bank, OFSI or any ERISA Affiliate was an “applicable large employer” subject to Section 4980H of the Code, OFSI, the Bank or such ERISA Affiliate has offered to substantially all of its full-time employees (and their dependents) the opportunity to enroll in minimum essential coverage under an eligible employer-sponsored group health plan which complies in all material respects with the requirements of the Affordable Care Act. To the knowledge of OFSI’s Management, no event has occurred that would cause the imposition of the tax described in Section 4980B of the Code on OFSI or the Bank. To the knowledge of OFSI’s Management, OFSI and the Bank have materially complied with all requirements of Section 601 of ERISA, as applicable, with respect to any Employee Plan that is a group health plan. Except as set forth in the OFSI Disclosure Letter or as required by applicable law, none of OFSI, the Bank or any OFSI ERISA Affiliate has any present or future liability in respect of post-retirement health and medical benefits for former employees or directors of OFSI, the Bank or any OFSI ERISA Affiliate.

(l)    The OFSI Disclosure Letter contains a list of each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or deferred compensation, profit sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan, (ii) is established, maintained or contributed to, as the case may be, by OFSI or the Bank and (iii) covers any employee, director or former employee or director of OFSI or the Bank. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished previously to F&M, are hereinafter referred to collectively as the “Benefit Arrangements.” Each of the Benefit Arrangements has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangements.

(m)    Except as set forth in the OFSI Disclosure Letter, there has been no amendment to, written interpretation or announcement (whether or not written) by OFSI, the Bank or any OFSI ERISA Affiliate relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement administered by OFSI, the Bank or any OFSI ERISA Affiliate which would increase materially the expense of maintaining such Employee Plans or Benefit Arrangements above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2019.

(n)    Except as otherwise provided in the OFSI Disclosure Letter, the transactions contemplated by the Agreement will not cause acceleration of vesting in, or payment of, any material benefits under any Employee Plan or Benefit Arrangement and will not otherwise materially accelerate or increase any obligation under any Employee Plan or Benefit Arrangement.

(o)    With respect to any Employee Plan which is a deferred compensation plan that is subject to Section 409A of the Code, such plan has been identified on the OFSI Disclosure Letter and, except as otherwise set forth in the OFSI Disclosure Letter, has been operated in accordance with, and is in documentary compliance with Section 409A of the Code and the guidance issued thereunder.

5.14    Obligations to Employees.

(a)    OFSI is in compliance in all material respects with all applicable laws respecting employment including discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants and of employees as exempt or non-exempt, in each case, under the Fair Labor Standards Act of 1938, as amended (the “Fair Labor Standards Act”), and any similar applicable law), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice.

(b)    Neither the Bank nor OFSI is or was a party to, bound by or subject to, or is currently negotiating, any collective bargaining agreement or understanding with a labor union or organization. Except as set forth in the OFSI Disclosure Letter, all employees of the Bank and OFSI are employed on an “at will” basis, and neither OFSI nor the Bank has any contractual or legal obligations that would prevent the Bank or OFSI from terminating the employment of any employee of the Bank or OFSI without liability for severance pay.

(c)    Except as set forth in the OFSI Disclosure Letter, all accrued obligations and liabilities of OFSI and the Bank, whether arising by operation of law, by contract or by past custom, for payments to trust or other funds, to any government agency or body or to any individual director, officer, employee or agent (or his heirs, legatees or legal representative) with respect to unemployment compensation or social security benefits and all pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation rights or profit sharing plan, any employment, deferred compensation, consultant, bonus or collective bargaining agreement or group insurance contract or other incentive, welfare or employee benefit plan or agreement maintained by OFSI or the Bank for their current or former directors, officers, employees and agents have been and are being paid to the extent required by law or by the plan or contract, and adequate actuarial accruals and/or reserves for such payments have been and are being made by OFSI or the Bank in accordance with generally accepted accounting and actuarial principles, except where the failure to pay any such accrued obligations or liabilities or to maintain adequate accruals and/or reserves for payment thereof would not have a Material Adverse Effect. Except as set forth in the OFSI Disclosure Letter, all obligations and liabilities of OFSI and the Bank, whether arising by operation of law, by contract, or by past custom, for all forms of compensation which are or may be payable to their current or former directors, officers, employees or agents have been and are being paid, and adequate accruals and/or reserves for payment therefore have been and are being made in accordance with GAAP, except where the failure to pay any such obligations and liabilities or to maintain adequate accruals and/or reserves for payment thereof would not have a Material Adverse Effect. All accruals and reserves referred to in this Section 5.14 are correctly and accurately reflected and accounted for in the books, statements and records of OFSI and the Bank, except where the failure to correctly and accurately reflect and account for such accruals and reserves would not have a Material Adverse Effect.

5.15    Taxes, Returns and Reports.

(a)    Except as set forth in the OFSI Disclosure Letter, OFSI and the Bank have (i) duly filed all federal, state, local and foreign tax returns of every type and kind required to be filed by them as of the date hereof, and each return is true, complete and accurate in all material respects; (ii) paid all material taxes, assessments and other governmental charges due and payable or claimed to be due and payable upon them or any of their income, properties or assets; and (iii) not requested an extension of time for any such payments (which extension is still in force).

(b)    Except for taxes not yet due and payable, the reserve for taxes on the Financial Information is adequate to cover all of OFSI’s and the Bank’s tax liabilities (including, without limitation, income taxes and franchise fees) that may become payable in future years with respect to any transactions consummated prior to December 31, 2019. Neither OFSI nor the Bank has or will have, any liability for taxes of any nature for or with respect to the operation of their business from December 31, 2019, up to and including the Effective Date, except to the extent reflected on their Financial Information or on financial statements of OFSI or the Bank subsequent to such date and as set forth in the OFSI Disclosure Letter. Neither OFSI nor the Bank has received written notice that it is currently under audit by any state or federal taxing authority. Except as set forth in the OFSI Disclosure Letter, none of the federal, state, or local tax returns of OFSI or the Bank have been audited by any taxing authority during the past five (5) years.

(c)    OFSI (and any predecessor to OFSI) has been a validly electing S corporation within the meaning of Code Sections 1361 and 1362 at all times since January 1, 2015 and OFSI will be an S corporation up to and including the Effective Date.

(d)    The Bank is OFSI’s only subsidiary entity and the Bank has been a “qualified subchapter S subsidiary” within the meaning of Code Section 1361(b)(3)(B) at all times since January 1, 2015 and the Bank will be a qualified subchapter S subsidiary up to and including the Effective Date.

(e)    OFSI has no potential liability for any Tax under Code Section 1374. Neither OFSI nor the Bank have, in the past 5 years (i) acquired any assets from another corporation in a transaction in which OFSI’s tax basis for the acquired assets was determined, in whole or in part, by reference to the tax basis of the acquired assets in the hands of the transferor or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

(f)     F&M and OFSI agree that the Merger Consideration and liabilities of OFSI and the Bank will be allocated to the assets of OFSI and the Bank for all purposes (including tax and financial accounting) in a manner consistent with Code Section 1060 and the regulations thereunder.

5.16    Deposit Insurance. The deposits of the Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act, and the Bank has paid all premiums and assessments with respect to such deposit insurance.

5.17    Reports. Since January 1, 2017, OFSI and the Bank have timely filed all reports, registrations and statements, together with any required amendments thereto, that OFSI or the Bank was required to file with (i) the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), (ii) the Indiana Department of Financial Institutions (“IDFI”),

(iii) the FDIC, and (iv) any federal, state, municipal or local government, securities, banking, environmental, insurance and other governmental or regulatory authority, and the agencies and staffs thereof (collectively, the “Regulatory Authorities”), having jurisdiction over the affairs of OFSI or the Bank, except where such failure would not have a Material Adverse Effect. All such reports filed by OFSI and the Bank complied in all material respects with all applicable rules and regulations promulgated by the applicable Regulatory Authorities and were true, accurate and complete in all material respects and, to the extent required, were prepared in conformity with regulatory accounting principles applied on a consistent basis.

5.18    Absence of Defaults. Neither OFSI nor the Bank is in violation of its respective Articles of Incorporation or By-Laws or, to the knowledge of OFSI’s Management, in default under any material agreement, commitment, arrangement, loan, lease, insurance policy or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event known to OFSI’s Management that, with the lapse of time or giving of notice or both, would constitute such a default, except for such defaults which would not have a Material Adverse Effect.

5.19    Regulatory Matters. Neither OFSI nor the Bank has taken or agreed to take any action or has any knowledge of any fact or circumstance that would materially impede or delay receipt of any regulatory approval required for consummation of the transactions contemplated by this Agreement.

5.20    Real Property.

(a)    A list of the locations of each parcel of real property owned by OFSI or the Bank (other than real property acquired in foreclosure or in lieu of foreclosure in the course of the collection of loans and being held by OFSI or the Bank for disposition as required by law) is set forth in the OFSI Disclosure Letter under the heading of “OFSI Owned Real Property” (such real property being herein referred to as the “OFSI Owned Real Property”). A list of the locations of each parcel of real property leased by OFSI or the Bank is also set forth in the OFSI Disclosure Letter under the heading of “OFSI Leased Real Property” (such real property being herein referred to as the “OFSI Leased Real Property”). OFSI shall update the OFSI Disclosure Letter within ten (10) days after acquiring or leasing any real property after the date hereof. Collectively, the OFSI Owned Real Property and the OFSI Leased Real Property are herein referred to as the “OFSI Real Property.”

(b)    There is no pending action involving OFSI or the Bank as to the title of or the right to use any of the OFSI Real Property.

(c)    Other than the OFSI Owned Real Property, neither OFSI nor the Bank has any interest in any other real property except interests as a mortgagee, and except for any real property acquired in foreclosure or in lieu of foreclosure and being held for disposition as required by law.

(d)    None of the buildings, structures or other improvements located on the OFSI Real Property encroaches upon or over any adjoining parcel of real estate or any easement or right-of-way or “setback” line and all such buildings, structures and improvements are located and constructed in conformity with all applicable zoning ordinances and building codes.

(e)    None of the buildings, structures or improvements located on the OFSI Real Property are the subject of any official complaint or notice by any governmental authority of violation of any applicable zoning ordinance or building code, and there is no zoning ordinance, building code, use or occupancy restriction or condemnation action or proceeding pending, or, to the best knowledge of OFSI’s Management, threatened, with respect to any such building, structure or improvement. The OFSI Real Property is in good condition for its intended purpose, ordinary wear and tear excepted, and has been maintained (as to the OFSI Leased Real Property, to the extent required to be maintained by OFSI or the Bank) in accordance with reasonable and prudent business practices applicable to like facilities. The OFSI Real Property has been used and operated in all material respects in compliance with all applicable laws, statutes, rules, regulations and ordinances applicable thereto during OFSI’s or the Bank’s ownership or tenancy of said property.

(f)    Except as set forth in the OFSI Disclosure Letter, and as may be reflected in the Financial Information, and except for liens for taxes not yet due and payable or with respect to such easements, liens, defects or encumbrances, real estate taxes and assessments or other monetary obligations such as contributions to an owners’ association, as do not individually or in the aggregate materially adversely affect the use or value of the OFSI Owned Real Property and which would not have a Material Adverse Effect, OFSI and the Bank have, and at the Effective Date will have, good and marketable title to their respective OFSI Owned Real Property, free and clear of all liens, mortgages, security interests, encumbrances and restrictions of any kind or character.

(g)    Except as set forth in the OFSI Disclosure Letter and to the knowledge of OFSI’s Management, OFSI or the Bank has not caused or allowed the generation, treatment, storage, disposal or release at any OFSI Real Property of any Toxic Substance, except in compliance with all applicable federal, state and local laws and regulations and except where such noncompliance would not reasonably be expected to have a Material Adverse Effect. “Toxic Substance” means any hazardous, toxic or dangerous substance, pollutant, waste, gas or material, including, without limitation, petroleum and petroleum products, metals, liquids, semi-solids or solids, that are regulated under any federal, state or local statute, ordinance, rule, regulation or other law pertaining to environmental protection, contamination, quality, waste management or cleanup.

(h)    Except as disclosed in the OFSI Disclosure Letter and to the knowledge of OFSI’s Management, there are no underground storage tanks located on, in or under any OFSI Owned Real Property and no such OFSI Owned Real Property has previously contained an underground storage tank. Except as set forth in the OFSI Disclosure Letter and to the knowledge of OFSI’s Management, OFSI or the Bank do not own or operate any underground storage tank at any OFSI Leased Real Property and no such OFSI Leased Real Property has previously contained an underground storage tank. To the knowledge of OFSI’s Management, no OFSI Real Property is or has been listed on the Comprehensive Environmental Response, Compensation, and Liability Information System (“CERCLIS”).

(i)    Except as set forth in the OFSI Disclosure Letter and to the knowledge of OFSI’s Management, no Toxic Substance has been released, spilled, discharged or disposed at, in, on or under any OFSI Real Property nor, to the knowledge of OFSI’s Management, are there any other conditions or circumstances affecting any OFSI Real Property, in each case, which would reasonably be expected to have a Material Adverse Effect.

(j)    To the knowledge of OFSI’s Management, there are no mechanic’s or materialman’s liens against the OFSI Real Property, and no unpaid claims for labor performed, materials furnished or services rendered in connection with constructing, improving or repairing the OFSI Real Property in respect of which liens may or could be filed against the OFSI Real Property.

5.21    Securities Law Compliance. The OFSI Common Stock is not listed on any stock exchange and not actively traded on the over the counter market. OFSI has complied in all material respects with all applicable federal and state securities laws, statutes, rules and regulations in regard to the issuance of all shares of the OFSI Common Stock.

5.22    Broker’s or Finder’s Fees. Except for Renninger & Associates, LLC, no agent, broker or other person acting on behalf of OFSI or the Bank or under any authority of OFSI or the Bank is or shall be entitled to any commission, broker’s or finder’s fee or any other form of compensation or payment from any of the parties hereto, other than attorneys’ or accountants’ fees, in connection with any of the transactions contemplated by this Agreement.

5.23    Shareholder Rights Plan. Except as set forth in Section 5.23 of the OFSI Disclosure Letter, OFSI does not have a shareholder rights plan or any other plan, program or agreement involving, restricting, prohibiting or discouraging a change in control or merger of OFSI or the Bank or which may be considered an anti-takeover mechanism.

5.24    Indemnification Agreements. Except as set forth in the OFSI Disclosure Letter, neither OFSI nor the Bank is a party to any indemnification, indemnity or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer, employee, shareholder or agent against any liability or hold the same harmless from liability other than as expressly provided in the Articles of Incorporation or By-Laws (or other organizational documents, as applicable) of OFSI or the Bank.

5.25    Agreements with Regulatory Agencies. Except as set forth in the OFSI Disclosure Letter in a manner permitted by applicable law, neither OFSI nor the Bank is subject to any cease-and-desist, consent order, or other order or enforcement action issued by, or is a party to any written agreement, consent agreement, or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, the Regulatory Authorities or other governmental entity.

5.26    Nonsurvival of Representations and Warranties. The representations and warranties contained in this Section 5 shall expire on the Effective Date or the earlier termination of this Agreement, and thereafter OFSI and the Bank and all directors and officers of OFSI and the Bank shall have no further liability with respect thereto.

SECTION 6

REPRESENTATIONS AND

WARRANTIES OF F&M

F&M hereby makes the following representations and warranties set forth below to OFSI with respect to itself and the F&M Subsidiaries. For the purposes of this Agreement, “F&M Disclosure Letter” is defined as a letter referencing Section 6 of this Agreement, which shall be prepared by F&M and delivered to OFSI contemporaneous with the execution of this Agreement.

6.1    Organization and Qualification. F&M is a corporation duly organized and validly existing under the laws of the State of Ohio and F&M Bank is a commercial bank duly organized and validly existing under the laws of the State of Ohio. F&M and F&M Bank have the power and authority (corporate or otherwise) to conduct their respective businesses in the manner and by the means utilized as of the date hereof. F&M’s only subsidiaries are F&M Bank and Farmers & Merchants Risk Management, Inc., a Nevada corporation (the “F&M Subsidiaries”). None of the F&M Subsidiaries has subsidiaries. F&M Bank is subject to primary federal regulatory supervision and regulation by the FDIC.

6.2    Authorization.

(a)    F&M has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, subject to the conditions precedent set forth in Section 9. The Agreement, when executed and delivered, will have been duly authorized and will constitute a valid and binding obligation of F&M, subject to the conditions precedent set forth in Section 9 hereof, enforceable in accordance with its terms, except to the extent limited by insolvency, reorganization, liquidation, readjustment of debt, or other laws of general application relating to or affecting the enforcement of creditor’s rights. The respective Board of Directors of F&M and F&M Bank, and F&M as the sole shareholder of F&M Bank, have approved the Merger and the Bank Merger pursuant to the terms and conditions of this Agreement and the Bank Merger Agreement. No approval by the shareholders of F&M of the Agreement and the transactions described herein is required under the Articles of Incorporation or Code of Regulations of F&M, or under any applicable law or regulation.

(b)    Except as set forth in the F&M Disclosure Letter, neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, subject to the conditions precedent set forth in Section 9 hereof, does or will (i) conflict with, result in a breach of, or constitute a default under either F&M’s or F&M Bank’s Articles of Incorporation or Code of Regulations; (ii) conflict with, result in a breach of, or constitute a default under any federal, foreign, state, or local law, statute, ordinance, rule, regulation, or court or administrative order or decree, or any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement, or commitment, to which either F&M or F&M Bank is subject or bound, the result of which would have a Material Adverse Effect; (iii) result in the creation of, or give any person, corporation or entity the right to create, any lien, charge, claim, encumbrance, security interest, or any other rights of others or other adverse interest upon any right, property or asset of either F&M or F&M Bank; (iv) terminate, or give any person, corporation or entity the right to terminate, amend, abandon, or refuse to perform, any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement, or commitment to which F&M or F&M Bank is a party or by which either F&M or F&M Bank is subject or bound, the result of which would have a Material Adverse Effect on F&M; or (v) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, either F&M or F&M Bank is to perform any duties or obligations or receive any rights or benefits under any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement, or commitment.

(c)    Other than in connection or in compliance with the provisions of the Bank Holding Company Act of 1956, the Bank Merger Act, federal and state securities laws, and applicable federal, Ohio and Indiana banking statutes and corporate statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by F&M and F&M Bank of the transactions contemplated by this Agreement.

(d)    Except as set forth in the F&M Disclosure Letter, other than those filings, authorizations, consents and approvals referenced in Section 6.2(c) above and filings relating to the Merger with NASDAQ, no notice to, filing with, authorization of, exemption by, or consent or approval of, any third party is necessary for the consummation by F&M or F&M Bank of the transactions contemplated by this Agreement, except for such authorizations, exemptions, consents or approvals, the failure of which to obtain, would not be reasonably likely to result in a Material Adverse Effect.

6.3    Capitalization.

(a)    As of October 23, 2020, F&M had 20,000,000 shares of F&M Common Stock authorized, without par value, of which 11,158,701 shares were issued and outstanding. Such issued and outstanding shares of F&M Common Stock have been duly and validly authorized by all necessary corporate action of F&M, are validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights of any shareholders. Other than the F&M Common Stock, F&M has no other class of stock authorized.

(b)    F&M owns all of the issued and outstanding shares of capital stock of each of the F&M Subsidiaries. Such issued and outstanding capital stock has been duly and validly authorized by all necessary corporate action, are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights of any shareholder. All of the issued and outstanding shares of capital stock of the F&M Subsidiaries are owned by F&M free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto.

6.4    Organizational Documents. The Articles of Incorporation and Code of Regulations of F&M and F&M Bank in force as of the date hereof have been delivered to OFSI. The documents delivered by it represent true, accurate and complete copies of the corporate documents of F&M and F&M Bank in effect as of the date of this Agreement.

6.5    Compliance with Law. To the knowledge of “F&M Management” (as defined below), except as set forth in the F&M Disclosure Letter, neither F&M nor any F&M Subsidiary has engaged in any activity nor taken or omitted to take any action which has resulted or could reasonably be expected to result, in the violation of any local, state, federal or foreign law, statute, rule, regulation or ordinance or of any order, injunction, judgment or decree of any court or government agency or body, the violation of which could reasonably be expected to have a Material Adverse Effect. Except as set forth in the F&M Disclosure Letter, F&M and each F&M Subsidiary possess all licenses, franchises, permits and other authorizations necessary for the continued conduct of their respective businesses without material interference or interruption. Neither F&M nor any F&M Subsidiary are subject to any agreement, commitment or understanding with, or order and directive of, any regulatory agency or government authority with respect to the business or operations of F&M or any F&M Subsidiary. Except as set forth in the F&M Disclosure Letter, F&M Bank has not received any notice of enforcement actions since January 1, 2017 from any regulatory agency or government authority relating to its compliance with the Bank Secrecy Act, the Truth-in-Lending Act, the Community Reinvestment Act, the Gramm-Leach-Bliley Act of 1999, the USA Patriot Act, the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act or any laws with respect to the protection of the environment or the rules and regulations promulgated thereunder. Except as set forth in the F&M Disclosure Letter, F&M has not received any notice of enforcement actions since January 1, 2017 from any regulatory agency or government authority relating to its compliance with any securities, tax or employment laws applicable to F&M. F&M Bank received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

6.6    Accuracy of Statements. No information which has been or shall be supplied by F&M nor any F&M Subsidiary with respect to its respective businesses, operations and financial condition for inclusion in the proxy statement and regulatory applications relating to the Merger or the Bank Merger contains or shall contain (in the case of information relating to the proxy statement at the time it is mailed and for the regulatory applications, and each amendment or supplement thereto, if any, at the time it is filed with any regulatory agency) any untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained therein not misleading.

6.7    Litigation and Pending Proceedings. Except as set forth in the F&M Disclosure Letter, there are no claims of any kind, nor any action, suits, proceedings, arbitrations or investigations pending or, to the knowledge of F&M’s Management threatened in any court or before any government agency or body, arbitration panel or otherwise (nor does F&M’s Management have any knowledge of a basis for any claim, action, suit, proceeding, arbitration or investigation) which could be reasonably expected to have a Material Adverse Effect. To the knowledge of F&M’s Management, there are no material uncured violations, criticisms or exceptions, or violations with respect to which material refunds or restitutions may be required, cited in any report, correspondence or other communication to F&M or any F&M Subsidiary as a result of an examination by any regulatory agency or body.

6.8    Financial Statements.

(a)    F&M’s consolidated audited balance sheets as of the end of the two (2) fiscal years ended December 31, 2019 and 2018, the unaudited consolidated balance sheet for the nine months ended September 30, 2020 and the related consolidated statements of income, shareholders’ equity and cash flows for the years or period then ended (hereinafter collectively referred to as the “F&M Financial Information”) present fairly the consolidated financial condition or position of F&M as of the respective dates thereof and the consolidated results of operations of F&M for the respective periods covered thereby and have been prepared in conformity with GAAP applied on a consistent basis.

(b)    All loans reflected in the F&M Financial Information and which have been made, extended or acquired since December 31, 2019 (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) constitute the legal, valid and binding obligation of the obligor and any guarantor named therein; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) to the extent that F&M Bank has a security interest in collateral or a mortgage securing such loans, are secured by perfected security interests or mortgages naming F&M Bank as the secured party or mortgagee, except for such unperfected security interests or mortgages naming F&M Bank as secured party or mortgagee which, on an individual loan basis, would not materially adversely affect the value of any such loan and the recovery of payment on any such loan if F&M Bank is not able to enforce any such security interest or mortgage.

6.9    Employee Benefit Plans. With respect to the employee benefit plans, as defined in Section 3(3) of ERISA, sponsored or otherwise maintained by F&M or an F&M Subsidiary which are intended to be tax-qualified under Section 401(a) of the Code (collectively, “F&M Plans”), all such F&M Plans have, on a continuous basis since their adoption, been, in all material respects, maintained in compliance with the requirements prescribed by all applicable statutes, orders and governmental rules or regulations, including, without limitation, ERISA and the Department Regulations promulgated thereunder and the Code and Treasury Regulations promulgated thereunder.

6.10    Absence of Certain Changes. Except for events and conditions relating to the business and interest rate environment in general, the accrual or payment of Merger-related expenses, or as set forth in the F&M Disclosure Letter, since December 31, 2019, no events have occurred which could reasonably be expected to have a Material Adverse Effect. Except as set forth in the F&M Disclosure Letter, between the period from December 31, 2019 to the date of this Agreement, F&M and each F&M Subsidiary have carried on their respective businesses in the ordinary and usual course consistent with their past practices (excluding the incurrence of reasonable fees and expenses of professional advisors related to this Agreement and the transactions contemplated hereby).

6.11    Taxes, Returns and Reports. F&M and the F&M Subsidiaries have (a) duly filed all federal, state, local and foreign tax returns of every type and kind required to be filed by them as of the date hereof, and each return is true, complete and accurate in all material respects; (b) paid all material taxes, assessments and other governmental charges due and payable or claimed to be due and payable upon them or any of their income, properties or assets; and (c) not requested an extension of time for any such payments (which extension is still in force). Except for taxes not yet due and payable, the reserve for taxes on the F&M Financial Information is adequate to cover all of F&M’s and the F&M Subsidiaries’ tax liabilities (including, without limitation, income taxes and franchise fees) that may become payable in future years with respect to any transactions consummated prior to December 31, 2019. Neither F&M nor the F&M Subsidiaries have or will have, any liability for taxes of any nature for or with respect to the operation of their business, including the assets of any subsidiary, from December 31, 2019, up to and including the Effective Date, except to the extent reflected on the F&M Financial Information or on financial statements of F&M or any subsidiary subsequent to such date and as set forth in the F&M Disclosure Letter. Neither F&M nor the F&M Subsidiaries have received written notice that it is currently under audit by any state or federal taxing authority. Except as set forth in the F&M Disclosure Letter, none of the federal, state, or local tax returns of F&M or the F&M Subsidiaries have been audited by any taxing authority during the past five (5) years.

6.12    Deposit Insurance. The deposits of F&M Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act, and F&M Bank has paid all premiums and assessments with respect to such deposit insurance.

6.13    Reports. Since January 1, 2017, F&M and F&M Bank have timely filed all reports, registrations and statements, together with any required amendments thereto, that they were required to file with (i) the Board of Governors of the Federal Reserve System, (ii) the FDIC, (iii) the Ohio Division of Financial Institutions, and (iv) any federal, state, municipal or local government, securities, banking, environmental, insurance and other governmental or regulatory authority, and the agencies and staffs thereof (collectively, the “F&M Regulatory Authorities”), except where such failure would not have a Material Adverse Effect. All such reports filed by F&M and F&M Bank complied in all material respects with all applicable rules and regulations promulgated by the applicable F&M Regulatory Authorities and were true, accurate and complete in all material respects and, to the extent required, were prepared in conformity with GAAP applied on a consistent basis. There is no unresolved violation with respect to any report or statement filed by, or any examination of F&M or F&M Bank.

6.14    Absence of Defaults. Neither F&M nor F&M Bank is in violation of its Articles of Incorporation or Code of Regulations or, to the knowledge of F&M’s Management, in default under any material agreement, commitment, arrangement, loan, lease, insurance policy or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event known to F&M’s Management that, with the lapse of time or giving of notice or both, would constitute such a default, except for defaults which would not have a Material Adverse Effect.

6.15    Regulatory Matters. Neither F&M nor any F&M Subsidiary has taken or agreed to take any action or has any knowledge of any fact or circumstance that would materially impede or delay receipt of any regulatory approval required for consummation of the transactions contemplated by this Agreement.

6.16    Securities Law Compliance. F&M Common Stock is traded on the NASDAQ Capital Market under the symbol of “FMAO.” F&M has complied in all material respects with all applicable state, federal or foreign securities laws, statutes, rules, regulations or orders, injunctions or decrees of any applicable government agency relating or applicable to F&M Common Stock. F&M has complied in all material respects with all applicable rules, regulations, or orders of any applicable self-regulatory organization (including, but not limited to, NASDAQ) relating or applicable to F&M Common Stock. Since January 1, 2015, F&M has filed all reports and other documents required to be filed by it under the Securities Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended (the “1933 Act”), and the regulations promulgated thereunder, and under any rules and regulations of any applicable self-regulatory organization (including, but not limited to, NASDAQ), including F&M’s Annual Report on Form 10-K for the year ended December 31, 2019, copies of which have previously been provided to OFSI. All such filings were true, accurate and complete in all material respects as of the dates of the filings (except for information included therein as of a certain date, which shall have been true and correct as of such date), and no such filings, at the time they were filed, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, at the time and in the light of the circumstances under which they were made, not false or misleading.

6.17    Broker’s or Finder’s Fees. Except for ProBank Austin, no agent, broker or other person acting on behalf of F&M or under any authority of F&M is or shall be entitled to any commission, broker’s or finder’s fee or any other form of compensation or payment from any of the parties hereto, other than attorneys’ or accountants’ fees, in connection with any of the transactions contemplated by this Agreement.

6.18    Agreements with Regulatory Agencies. Except as set forth in the F&M Disclosure Letter in a manner permitted by applicable law, neither F&M nor the F&M Subsidiaries are subject to any cease-and-desist, consent order, or other order or enforcement action issued by, or is a party to any written agreement, consent agreement, or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, the F&M Regulatory Authorities or other governmental entity.

6.19    Sufficient Funds. F&M has, as of the date hereof, sufficient cash on hand or other sources of immediately available funds to enable F&M to timely pay the Merger Consideration and to satisfy its obligations under and to consummate the transactions contemplated by this Agreement.

6.20    Nonsurvival of Representations and Warranties. The representations and warranties contained in this Section 6 shall expire on the Effective Date or the earlier termination of this Agreement, and thereafter F&M and F&M Bank and all directors and officers of F&M and F&M Bank shall have no further liability with respect thereto.

SECTION 7

COVENANTS OF OFSI

OFSI covenants and agrees with F&M and covenants and agrees to cause the Bank to act, as follows:

7.1    Shareholder Approval.

(a)    Following the execution of this Agreement, OFSI shall take, in accordance with applicable law and its Articles of Incorporation and Bylaws, all action necessary to convene a meeting of its shareholders as promptly as practicable (and in any event within ninety (90) days of the date hereof) to consider and vote upon the adoption of this Agreement and approval of the transactions contemplated hereby (including the Merger) and any other matter required to be approved by the shareholders of OFSI in order to consummate the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “Shareholder Meeting”).

(b)    Subject to Section 7.5 hereof, OFSI shall prepare an appropriate proxy statement and other proxy solicitation materials (the “Proxy Statement”), which shall be subject to review and comment by F&M, and OFSI shall use its reasonable best efforts to obtain the requisite vote of OFSI’s shareholders to consummate the Merger and the other transactions contemplated hereby, and shall ensure that the Shareholder Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by OFSI in connection with the Shareholder Meeting are solicited in compliance with the Indiana Business Corporation Law, the Articles of Incorporation and Bylaws of OFSI, and all other applicable legal requirements. OFSI shall keep F&M updated with respect to the proxy solicitation results in connection with the Shareholder Meeting as reasonably requested by F&M.

(c)    Subject to Section 7.5 hereof, OFSI’s Board of Directors shall recommend that OFSI’s shareholders vote to adopt this Agreement and approve the transactions contemplated hereby (including the Merger) and any other matters required to be approved by OFSI’s shareholders for consummation of the Merger and the transactions contemplated hereby.

(d)    Subject to Section 7.5 hereof, OFSI and the Trustee of the ESOP shall provide each participant or beneficiary in the ESOP with the opportunity to confidentially provide the Trustee of the ESOP with written directions as to the manner in which the shares of OFSI Common Stock allocated to the account of such participant or beneficiary under the ESOP should be voted by the Trustee at the Shareholder Meeting, as required by the terms of the ESOP and Section 409(e) of the Internal Revenue Code. OFSI and the Trustee of the ESOP shall distribute an information statement (which will be substantially similar to the Proxy Statement in form and content) to each participant in the ESOP in advance of the Shareholders Meeting and otherwise comply with all requirements imposed by applicable DOL or IRS guidance regarding pass-through voting for ESOPs.

7.2    Other Approvals. As soon as reasonably practicable following the date hereof, OFSI and the Bank shall use their reasonable best efforts to procure upon reasonable terms and conditions any consents, authorizations, approvals, registrations, and certificates from any applicable Regulatory Authorities as may be required by applicable law, and to satisfy all other requirements prescribed by law which are necessary for consummation of the Merger and the Bank Merger on the terms and conditions provided in this Agreement.

7.3    Conduct of Business.

(a)    Except as otherwise set forth in the OFSI Disclosure Letter or as provided for in this Agreement, on and after the date of this Agreement and until the Effective Date or until this Agreement shall be terminated as herein provided, neither OFSI nor the Bank shall, without the prior written consent (which may include consent via electronic mail) of F&M, (i) make any changes in their capital structure, including, but not limited to the redemption of shares of OFSI Common Stock or a stock dividend or split of OFSI Common Stock; (ii) authorize an additional class of stock or issue, or authorize the issuance of any capital stock or any options or other instruments convertible into shares of capital stock, except pursuant to the exercise of stock options outstanding as of the date of this Agreement; (iii) declare, distribute or pay any dividends on their common shares or make any other distribution to their shareholders, except for (A) OFSI’s regular “true up” cash dividend or distribution in January 2021; provided that the aggregate dividends and distributions in respect of 2020, including that paid in January of 2021, shall not exceed 50% of OFSI net earnings for 2020, and (B) OFSI’s regular quarterly cash dividend or distribution in an amount not to exceed 50% of the net earnings of OFSI for the applicable time period in 2021; (iv) merge, combine or consolidate with or, other than in the ordinary course of business consistent with past practice (including the sale, transfer or disposal of other real estate owned), sell their assets or any of their securities to any other person, corporation or entity, effect a share exchange or enter into any other transaction not in the ordinary course of business; (v) incur any new liability or obligation, make any new commitment, payment or disbursement, enter into any new contract, agreement, understanding or arrangement or engage in any new transaction, or acquire or dispose of any property, other than other real estate owned, or asset the fair market value of which exceeds Twenty Five Thousand and 00/100 Dollars ($25,000.00), in the aggregate, except for payments or disbursements made in the ordinary course of business consistent with past practice, the acquisition or disposition of personal or real property in connection with either foreclosures on mortgages or enforcement of security interests, the origination or sale of loans by the Bank in the ordinary course of business and the creation of deposit liabilities and advances from the Federal Home Loan Bank, in each case, in the ordinary course of business consistent with past practice; (vi) subject any of their properties or assets to a mortgage, lien, claim, charge, option, restriction, security interest or encumbrance, except for such mortgages, liens or other encumbrances incurred in the ordinary course of business consistent with past practice; (vii) promote or increase or decrease the rate of compensation (except for promotions and non-material increases in the ordinary course of business and in accordance with past practices) or enter into any agreement to promote or increase or decrease the rate of compensation of any director, officer or employee of OFSI or the Bank; (viii) except as set forth in the OFSI Disclosure Letter, as specifically authorized by this Agreement or as required by applicable law, execute, create, institute, modify or amend any pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation or depreciation right or profit sharing plans, any employment, deferred compensation, consultant, bonus or collective bargaining agreement, group insurance contract or other incentive, welfare or employee benefit plan or agreement for current or former directors, officers or employees of OFSI or the Bank, change the level of benefits or payments under any of the foregoing or increase or decrease any severance or termination pay benefits or any other fringe or employee benefits or pay any bonuses other than as required by law or regulatory authorities; (ix) amend their respective Articles of Incorporation or By-Laws from those in effect on the date of this Agreement; (x) except as set forth in the OFSI Disclosure Letter or as specifically authorized by this Agreement, modify, amend or institute new employment policies or practices, or enter into, renew, modify, amend or extend any employment or severance agreements with respect to any present or former directors, officers or employees of OFSI or the Bank; (xi) give, dispose, sell, convey, assign, hypothecate, pledge, encumber or otherwise transfer or grant a security interest in any capital stock of the Bank; (xii) fail to make additions to the Bank’s reserve for loan losses, or any other reserve account, in the ordinary course of business and in accordance with sound banking practices; (xiii) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity; (xiv) make any loans or establish or expand any deposit or trust relationship not consistent with prior practice, the policies and procedures of the Bank or Law; and (xv) agree in writing or otherwise to take any of the foregoing actions. The prior consent of F&M for the items listed above may be withheld, conditioned or delayed in its sole discretion.

(b)    Except as set forth in Section 7.3(b) of the OFSI Disclosure Letter, OFSI and the Bank shall maintain, or cause to be maintained, in full force and effect insurance on its properties and operations and fidelity coverage on its directors, officers and employees in such amounts and with regard to such liabilities and hazards as customarily are maintained by other companies operating similar businesses.

(c)    OFSI shall provide and shall cause the Bank to provide F&M and its representatives full access, during normal business hours and on reasonable advance notice to OFSI, to further information (to the extent permissible under applicable law) and the Bank’s premises for purposes of (i) observing the Bank’s business activities and operations and to consult with OFSI’s officers and employees regarding the same on an ongoing basis to verify compliance by OFSI with all terms of this Agreement, and (ii) making all necessary preparations for conversion of the Bank’s information technology systems, including, but not limited to, installation of hardware or software devices within the Bank’s network to perform system penetration testing or assess previous security breaches. F&M may hire, at its expense, a mutually-agreeable third party consultant to perform cybersecurity system testing and monitoring (based on a mutually-agreeable project scope) in order to confirm that the Bank’s technology systems are free of security breaches and, if necessary, provide remediation and notices related thereto. OFSI and F&M shall each receive the results of the testing and reasonably coordinate their efforts on any potential remediation and notices. None of the foregoing actions shall unduly interfere with the business operations of OFSI or the Bank nor shall such actions be permitted if such access relates to, (i) pending or threatened litigation or investigations if, in the opinion of counsel to OFSI, such access would or might adversely affect the confidential nature of, or any privilege relating to, the matters being discussed, or (ii) matters involving an Acquisition Proposal. No investigation pursuant to this Section 7.3 shall affect or be deemed to modify any representation or warranty made in this Agreement by OFSI. F&M will use such information as is provided to it by OFSI or the

Bank, or representatives thereof, solely for the purpose of conducting business, legal and financial reviews of OFSI and the Bank and for such other purposes as may be related to this Agreement, and F&M will, and will direct all of its agents, employees and advisors to, maintain the confidentiality of all such information in accordance with the terms of Section 8.4 below. Neither OFSI nor the Bank shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the entity in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties will make appropriate and reasonable substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

7.4    Preservation of Business. Except as set forth in Section 7.4 of the OFSI Disclosure Letter, on and after the date of this Agreement and until the Effective Date or until this Agreement is terminated as herein provided, OFSI and the Bank shall (a) carry on their business diligently, substantially in the same manner as heretofore conducted, and in the ordinary course of business; (b) use commercially reasonable efforts to preserve their business organizations intact, to keep their present officers and employees and to preserve their present relationship with customers and others having business dealings with them; and (c) not do or fail to do anything which will cause a material breach of, or material default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which they are a party or by which they are or may be subject or bound.

7.5    Other Negotiations.

(a)    OFSI shall not, and shall cause the Bank to not, during the term of this Agreement, directly or indirectly through agents, directors, officers or otherwise, solicit, encourage or facilitate inquiries or proposals or enter into any agreement with respect to, or initiate or participate in any negotiations or discussions with any person or entity concerning, any proposed transaction or series of transactions involving or affecting OFSI or the Bank (or the securities or assets of the foregoing) that, if effected, would constitute an acquisition of control of either OFSI or the Bank within the meaning of 12 U.S.C. §1817(j) (disregarding the exceptions set forth in 12 U.S.C. §1817(j)(17)) and the regulations of the Federal Reserve Board thereunder (each, an “Acquisition Proposal”), or furnish any information to any person or entity proposing or seeking an Acquisition Proposal.

(b)    Notwithstanding the foregoing, in the event that OFSI’s Board of Directors determines in good faith and after consultation with outside counsel, that in light of an Acquisition Proposal, it is necessary to provide such information or engage in such negotiations or discussions in order to act in a manner consistent with such Board’s fiduciary duties, OFSI’s Board of Directors may, in response to an Acquisition Proposal which was not solicited by or on behalf of OFSI or the Bank or which did not otherwise result from a breach of Section 7.5(a), subject to its compliance with Section 7.5(c), (i) furnish information with respect to OFSI or the Bank to such person or entity making such Acquisition Proposal pursuant to a customary confidentiality agreement that is no less restrictive than the Confidentiality Agreement between OFSI and F&M, and (ii)

participate in discussions or negotiations regarding such Acquisition Proposal. In the event that OFSI’s Board of Directors determines in good faith and after consultation with outside counsel, that the Acquisition Proposal is a Superior Acquisition Proposal (as defined below) and that it is necessary to pursue such Superior Acquisition Proposal in order to act in a manner consistent with such Board’s fiduciary duties, OFSI may (A) withdraw, modify or otherwise change in a manner adverse to F&M, the recommendation of OFSI’s Board of Directors to its shareholders with respect to this Agreement and the Merger, and/or (B) terminate this Agreement in order to concurrently enter into an agreement with respect to such Superior Acquisition Proposal; provided, however, that OFSI’s Board of Directors may not terminate this Agreement pursuant to this Section 7.5(b) unless and until (x) ten (10) business days have elapsed following the delivery to F&M of a written notice of such determination by OFSI’s Board of Directors and during such ten (10) business-day period, OFSI and the Bank otherwise cooperate with F&M with the intent of enabling the parties to engage in good faith negotiations so that the Merger and other transactions contemplated hereby may be effected and (y) at the end of such ten (10) business-day period OFSI’s Board of Directors continues reasonably to believe the Acquisition Proposal at issue constitutes a Superior Acquisition Proposal. A “Superior Acquisition Proposal” shall mean any Acquisition Proposal containing terms which OFSI’s Board of Directors determines in its good faith judgment (based on the advice of an independent financial advisor) to be more favorable to OFSI’s shareholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of OFSI’s Board of Directors, is reasonably capable of being obtained by such third party, but shall exclude any Acquisition Proposal the terms of which were made known to OFSI’s Board of Directors prior to the date of this Agreement.

(c)    In addition to the obligations of OFSI set forth in Section 7.5(a) and (b), OFSI shall advise F&M orally and in writing as soon as reasonably practicable of any request (whether oral or in writing) for information or of any inquiries, proposals, discussions or indications of interest (whether oral or in writing) with respect to any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal and the identity of the person or entity making such request or Acquisition Proposal. OFSI shall keep F&M reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Acquisition Proposal, including the status of any discussions or negotiations with respect to any Superior Acquisition Proposal.

7.6    Announcement; Press Releases. In connection with the execution of this Agreement, OFSI and F&M intend to jointly issue a press release mutually acceptable to the parties. Except as otherwise required by law, neither OFSI nor the Bank shall issue any additional press releases or make any other public announcements or disclosures relating to the Merger and the other transactions contemplated hereby without the prior approval of F&M provided, however, that nothing in this Section 7.6 shall be deemed to prohibit any party from making any disclosure that its counsel deems necessary in order to satisfy such party’s disclosure obligation imposed by law.

7.7    OFSI Disclosure Letter. OFSI shall supplement, amend and update as of the Effective Date the OFSI Disclosure Letter with respect to any matters hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the OFSI Disclosure Letter. If, at any time prior to the Effective Date, OFSI becomes aware of a fact or matter that might indicate that any of the representations and warranties of OFSI herein may be untrue, incorrect or misleading in any material respect, OFSI shall promptly disclose such fact or matter to F&M in writing.

7.8    Confidentiality. OFSI and the Bank shall use commercially reasonable efforts to cause their respective officers, employees, and authorized representatives to hold in strict confidence all confidential data and information obtained by them from F&M, unless such information (a) was already known to OFSI and the Bank, (b) becomes available to OFSI and the Bank from other sources, (c) is independently developed by OFSI and the Bank, (d) is disclosed by OFSI or the Bank with and in accordance with the terms of prior written approval of F&M, or (e) is or becomes readily ascertainable from public or published information or trade sources or public disclosure of such information is required by law or requested by a court or other governmental agency, commission, or regulatory body. OFSI and the Bank further agree that, in the event this Agreement is terminated, they will return to F&M, or destroy, all information obtained by OFSI and the Bank from F&M or F&M Bank, including all copies made of such information by OFSI and the Bank. This provision shall survive the Effective Date or the earlier termination of this Agreement.

7.9    Cooperation. OFSI and the Bank shall generally cooperate with F&M and its officers, employees, attorneys, accountants and other agents, and, generally, do such other acts and things in good faith as may be reasonable, necessary or appropriate to timely effectuate the intents and purposes of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, (a) OFSI shall cooperate and assist F&M in the preparation of and/or filing of all regulatory applications and all other documentation required to be prepared for consummation of the Merger and the Bank Merger and obtaining all necessary approvals, and (b) OFSI shall furnish F&M with all information concerning itself and the Bank that F&M may request in connection with the preparation of the documentation referenced above.

7.10    OFSI Fairness Opinion. On or prior to the date hereof Renninger & Associates, LLC has delivered its oral opinion to the OFSI Board of Directors to the effect that the Merger Consideration is fair, from a financial point of view to the holders of the OFSI Common Stock. On the date hereof or as soon as reasonably practicable following the date hereof (but in no event more than three (3) days), OFSI shall use its reasonable best efforts to procure the written opinion from Renninger & Associates, LLC to the Board of Directors of OFSI to the effect that, as of the date of this Agreement, the Merger Consideration is fair, from a financial point of view, to the holders of OFSI Common Stock (the “OFSI Fairness Opinion”). The OFSI Fairness Opinion shall be included in the Proxy Statement.

7.11    Financial Statements and Other Reports. Promptly upon its becoming available, OFSI shall furnish to F&M one (1) copy of each financial statement, report, notice, or proxy statement sent by OFSI to its shareholders generally or filed with any Regulatory Authorities.

7.12    Adverse Actions. Neither OFSI nor the Bank shall knowingly take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Date, (b) any of the conditions to the Merger set forth in Section 9 not being satisfied, (c) a material violation of any provision of this Agreement, or (d) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation.

7.13    Bank Merger Agreement. OFSI shall cause the appropriate officers of the Bank to execute and deliver the Bank Merger Agreement contemporaneously herewith.

7.14    Employment, Retention Bonus and Change in Control Agreements. OFSI will cause the Bank to terminate the Executive Employment Agreement dated as of January 2, 2008, as amended, and the Retention Bonus Agreement dated as of March 30, 2010, as amended, both entered into by and between the Bank and David E. Morrison (as more fully described in the OFSI Disclosure Letter), obtain the appropriate releases and make the required payments to Mr. Morrison due thereunder consistent with such agreements and in consultation with F&M.

F&M acknowledges the Executive Change in Control Agreement between the Bank and Joseph P. O’Connor dated as of September 28, 2015, and the Executive Change in Control Agreements between the Bank and each of Douglas A. Kaehr and Kevin E. Sills dated as of September 1, 2020, all as more fully described in the OFSI Disclosure Letter (collectively referred to herein as the “Change in Control Agreements”). F&M agrees to assume and honor the Change in Control Agreements.

7.15    ESOP. OFSI shall cause the ESOP to be terminated effective prior to the Effective Date. In addition, OFSI and/or the Bank shall prepare and file with the U.S. Department of Labor prior to the Effective Date annual reports on Form 5500 for the ESOP for all plan years from 2014 through 2019 (including in such Form 5500s all required audited financial statements and other exhibits required by applicable law), using the Department of Labor’s Delinquent Filer Voluntary Correction Program and furnish F&M with proof that such filings have been made and accepted by the Department of Labor prior to the Effective Date.

SECTION 8

COVENANTS OF F&M

F&M covenants and agrees with OFSI as follows:

8.1    Approvals. As soon as reasonably practicable, but in any event within sixty (60) days following execution and delivery of this Agreement, F&M will file an application with the Federal Reserve Board (or seek a waiver of such filing obligation) and the Ohio Division of Financial Institutions (“ODFI”) and an application with the ODFI and the FDIC for approval of and provide notice to the IDFI with respect to the Bank Merger, and take all other appropriate actions necessary to obtain the regulatory approvals referred to herein, and OFSI will use all reasonable and diligent efforts to assist in obtaining all such approvals. In advance of filing any applications for such regulatory approvals, F&M shall provide OFSI and its counsel with a copy of such applications (but excluding any information contained therein regarding F&M and its business or operations for which confidential treatment will be requested) and provide an opportunity to comment thereon, and thereafter shall promptly advise OFSI and its counsel of any material communication received by F&M or its counsel from any regulatory authorities with respect to such applications.

8.2    Employee Benefit Plans.

(a)    F&M shall take such action as may be necessary so that, as soon as reasonably practicable following the Effective Date, employees of OFSI and the Bank shall be entitled to participate in the employee benefit plans of F&M and F&M Bank. Notwithstanding the preceding sentence, at its discretion, F&M may either (a) assume sponsorship of the Bank’s group health plan, continue to maintain such group health plan and provide employees of OFSI and the Bank with coverage under such OFSI group health plan through the end of the current policy year which includes the Effective Date, subject to and pursuant to the terms thereof; or (b) direct OFSI and the Bank to take such steps to terminate such OFSI group health plan on the Effective Date and then enroll employees of OFSI and the Bank in a group health plan maintained by F&M and F&M Bank effective immediately on the Effective Date.

(b)    With respect to each employee benefit plan or benefit arrangement maintained by F&M or F&M Bank in which employees of OFSI or the Bank subsequently participate, for purposes of determining eligibility, vesting, vacation and severance entitlement, F&M will ensure, or cause F&M Bank to ensure, that service with OFSI or the Bank will be treated as service with F&M or F&M Bank; provided, however, that service with OFSI or the Bank shall not be treated as service with F&M for purposes of benefit accrual, except with respect to vacation and severance benefits. F&M and F&M Bank shall honor all benefits vested and earned by employees of OFSI and the Bank through the Effective Date.

(c)    With respect to F&M and F&M Bank group health plans under which employees of OFSI or the Bank and their eligible dependents become participants, F&M agrees, and to cause F&M Bank to agree, to (i) waive all restrictions and limitations for pre-existing conditions and (ii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to an employee of OFSI or the Bank and his or her eligible dependents on or after the Effective Date, in each case to the extent such employee or eligible dependent had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Date. To the extent employees of OFSI and the Bank are required to enroll in a F&M or F&M Bank group health plan prior to the end of the current plan year of OFSI’s group health plan, F&M agrees, and to cause F&M Bank to agree, to use reasonable efforts to ensure that its group health plan will honor any deductible, co-payments and out-of-pocket maximums incurred by OFSI’s or the Bank’s employees and their eligible dependents under the health plans in which they participated immediately prior to the Effective Date during the portion of the calendar year prior to the Effective Date in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of F&M or F&M Bank in which they are eligible to participate after the Effective Date in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred.

(d)    F&M agrees, and to cause F&M Bank to agree, that the employees of OFSI and the Bank will be permitted to elect to make rollover contributions in cash to the 401(k) plan maintained by F&M and/or F&M Bank as direct rollovers from the terminated ESOP, provided that (i) F&M may, in its discretion, make such direct rollovers subject to and conditioned upon the receipt of IRS determination letters on the termination of the ESOP, and (ii) the employees request to make such rollover contributions within the period of ninety (90) days following receipt of such IRS determination letters.

(e)    Except for any employee receiving a separate change in control, severance or similar payment in connection with the Closing of the Merger, those employees of OFSI or the Bank as of the Effective Time (i) who are still employed by the Bank and who F&M or F&M Bank elects not to employ after the Effective Time or who are terminated other than for cause within six (6) months after the Effective Date; and (ii) who sign and deliver a termination and release agreement in a form acceptable to F&M, shall be entitled to severance pay equal to two (2) weeks of pay, at their base rate of pay in effect at the time of termination, for each full year of continuous service with OFSI and the Bank with a minimum of four (4) weeks and a maximum of twenty-six (26) weeks. Nothing in this Section shall be deemed to limit or modify F&M’s or F&M Bank’s at-will employment policy or any employee’s at will employment status.

(f)    F&M shall be responsible for providing the opportunity to purchase COBRA continuation coverage to any qualified employee or former employee of OFSI or the Bank and to their respective qualified beneficiaries, on and after the Effective Date, regardless of when the qualifying event occurred, at the employee’s cost.

8.3    Announcement; Press Releases. In connection with the execution of this Agreement, OFSI and F&M intend to jointly issue a press release mutually acceptable to the parties. Except as otherwise required by law, neither F&M nor F&M Bank shall issue any additional press releases or make any other public announcements or disclosures relating to the Merger or the Bank Merger without the prior approval of OFSI provided, however, that nothing in this Section 8.3 shall be deemed to prohibit any party from making any disclosure that its counsel deems necessary in order to satisfy such party’s disclosure obligation imposed by law.

8.4    Confidentiality. F&M shall, and shall use its best efforts to cause the F&M Bank and its officers, employees, and authorized representatives to, hold in strict confidence all confidential data and information obtained by them from OFSI or the Bank, unless such information (i) was already known to F&M prior to entering into merger discussions with OFSI, (ii) becomes available to F&M from other sources, (iii) is independently developed by F&M, (iv) is disclosed by F&M with and in accordance with the terms of prior written approval of OFSI, or (v) is or becomes readily ascertainable from public or published information or trade sources or public disclosure of such information is required by law or requested by a court or other governmental agency, commission, or regulatory body. F&M further agrees that in the event this Agreement is terminated, it will return to OFSI, or will destroy, all information obtained by it regarding OFSI or the Bank, including all copies made of such information by F&M. This provision shall survive the Effective Date or the earlier termination of this Agreement.

8.5    Directors and Officers Insurance.

(a)    For a period of at least six (6) years from the Effective Date (the “Tail Coverage Period”), F&M shall use its reasonable best efforts to obtain an endorsement to its director’s and officer’s liability insurance policy to cover the present and former officers and directors of OFSI and the Bank (determined as of the Effective Date) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Date, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by OFSI; provided, however, that if F&M is unable to obtain such endorsement, then F&M may purchase tail coverage under OFSI’s existing director and officer liability insurance policy for such claims; provided further that in no event shall F&M be required to expend in the aggregate during each year of the Tail Coverage Period more than 1.5 times the annual amount paid by OFSI for its director and officer liability insurance coverage prior to the Effective Date (the “Insurance Amount”); provided further, that if F&M is unable to maintain or obtain the insurance called for by this Section 8.5, F&M shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of OFSI or the Bank may be required to make application and provide customary representations and warranties to F&M’ insurance carrier for the purpose of obtaining such insurance.

(b)    Following the Effective Date, F&M will provide any OFSI or Bank officers, directors and employees who become officers, directors and employees of the Continuing Company or its subsidiaries with the same directors and officers liability insurance coverage and indemnification protections that F&M provides to other officers, directors and employees of F&M or its subsidiaries. In addition, F&M further agrees to indemnify and advance expenses to the current and former directors and officers of OFSI and the Bank after the Effective Date, for all actions taken by them prior to the Effective Date in their respective capacities as directors and officers of OFSI or the Bank to the same extent (and subject to the same limitations) as the indemnification provided by OFSI and the Bank under their respective Articles of Incorporation and By-laws (as applicable) to such directors and officers immediately prior to the Effective Date and as permitted under applicable law. Notwithstanding the foregoing, the indemnity obligations contained herein shall be limited as may be required by applicable federal banking laws and regulations.

(c)    All rights to indemnification and exculpation from liabilities for acts or omissions occurring on or prior to the Effective Date now existing in favor of the current or former directors or officers of OFSI and the Bank as provided in their respective Articles of Incorporation and By-laws and any existing indemnification agreements or arrangements of OFSI or the Bank described in the OFSI Disclosure Letter, shall survive the Merger and Bank Merger and shall continue in full force and effect in accordance with their terms to the extent permitted by law, and shall be honored by F&M following the Effective Date with respect to acts or omissions of such individuals occurring or alleged to occur on or prior to the Effective Date.

(d)    In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Date, a director or officer of OFSI or the Bank (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of

OFSI or the Bank or any of their predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or on or after the Effective Date, the parties hereto agree to cooperate and use their best reasonable efforts to defend against and respond thereto.

(e)    If F&M shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of F&M shall assume the obligations set forth in this Section 8.5.

8.6    SEC and Other Reports. Promptly upon its becoming available, F&M shall furnish to OFSI one (1) copy of each financial statement, report, notice, or proxy statement sent by F&M to its shareholders generally and of each regular or periodic report, registration statement or prospectus filed by F&M with the SEC or any successor agency, and of any notice or communication received by F&M from the SEC, which is not available on the SEC’s EDGAR internet database.

8.7    F&M Disclosure Letter. F&M shall supplement, amend and update as of the Effective Date the F&M Disclosure Letter with respect to any matters hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the F&M Disclosure Letter. If, at any time prior to the Effective Date, F&M becomes aware of a fact or matter that might indicate that any of the representations and warranties of F&M herein may be untrue, incorrect or misleading in any material respect, F&M shall promptly disclose such fact or matter to OFSI in writing.

8.8    Adverse Actions. Neither F&M nor F&M Bank shall knowingly take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Effective Date, (b) any of the conditions to the Merger set forth in Section 9 not being satisfied, (c) a material violation of any provision of this Agreement, or (d) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation.

8.9    Cooperation. F&M shall generally cooperate with OFSI and its officers, employees, attorneys, accountants and other agents, and, generally, do such other acts and things in good faith as may be reasonable, necessary or appropriate to timely effectuate the intents and purposes of this Agreement and the consummation of the transactions contemplated hereby.

8.10    Bank Merger Agreement. F&M shall cause the appropriate officers of F&M Bank to execute and deliver the Bank Merger Agreement upon approval by F&M Bank’s Board of Directors.

8.11    Preservation of Business. On and after the date of this Agreement and until the Effective Date or until this Agreement is terminated as herein provided, F&M and F&M Bank shall (a) except as set forth in the F&M Disclosure Letter, carry on their business diligently, substantially in the same manner as heretofore conducted, and in the ordinary course of business; (b) use commercially reasonable efforts to preserve their business organizations intact, to keep their present officers and employees and to preserve their present relationship with customers and others having business dealings with them; and (c) not do or fail to do anything which will cause a material breach of, or material default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which they are a party or by which they are or may be subject or bound.

SECTION 9

CONDITIONS PRECEDENT TO THE MERGER AND THE BANK MERGER

The obligation of each of the parties hereto to consummate the transactions contemplated by this Agreement is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Date:

9.1    Shareholder Approval. The shareholders of OFSI shall have approved the Merger as required by applicable law.

9.2    Regulatory Approvals. The ODFI shall have authorized and approved the Merger and the transactions related thereto and the Federal Reserve Board shall either have authorized and approved the Merger and the transactions related thereto, or issued a waiver of its approval for the Merger. The ODFI and FDIC shall have approved the Bank Merger and the transactions related thereto. In addition, all appropriate orders, consents, approvals and clearances from all other regulatory agencies and governmental authorities whose orders, consents, approvals or clearances are required by law for consummation of the transactions contemplated by this Agreement shall have been obtained. All regulatory approvals remain in full force and effect and all statutory waiting periods shall have expired or been terminated. Copies of all such regulatory approvals shall have been delivered to OFSI.

9.3    Officer’s Certificate. F&M and OFSI shall have delivered to each other a certificate signed by their respective Chairman or President and their Secretary, dated the Effective Date, certifying that (a) all of the representations and warranties of their respective corporations are true, accurate and correct in all material respects on and as of the Effective Date, except that representations and warranties that are qualified by materiality or a Material Adverse Effect shall be true and correct in all respects, and provided that for those representations and warranties which address matters only as of an earlier date, then they shall be tested as of such earlier date; (b) all the covenants of their respective corporations have been complied with in all material respects from the date of this Agreement through and as of the Effective Date; and (c) their respective corporations have satisfied and fully complied with in all material respects all conditions necessary to make this Agreement effective as to them. Additionally OFSI shall certify as to the number of shares of its capital stock are issued and outstanding as of the Effective Date.

9.4    Secretary’s Certificate. F&M and OFSI shall have delivered to each other copies of the resolutions adopted by the Board of Directors of F&M, F&M Bank, OFSI, and the Bank, certified by each entity’s Secretary as of the Effective Date, relative to the approval of this Agreement and the Merger and the Bank Merger Agreement and the Bank Merger, as applicable.

9.5    No Judicial Prohibition. None of OFSI, the Bank, F&M or F&M Bank shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger or the Bank Merger.

9.6    OFSI Fairness Opinion. OFSI shall have obtained the OFSI Fairness Opinion. Such opinion shall be provided orally to OFSI Board of Directors on or prior to the date hereof and a written copy of such fairness opinion shall be delivered to OFSI within three (3) days of the date hereof.

9.7    Bank Merger Agreement. F&M Bank and the Bank shall have entered into the Bank Merger Agreement.

9.8    Exchange Fund. F&M shall have deposited with the Exchange Agent sufficient cash for payment of the Merger Consideration in accordance with Sections 3.1 and 3.2.

9.9    D&O Tail Insurance. F&M shall have delivered to OFSI evidence of the endorsement to its director and officer liability insurance policy or purchase of a director and officer liability insurance in accordance with Section 8.5, as applicable.

9.10    Fiduciary Relationships. The Trust Department of the Bank shall have transferred all of its fiduciary appointment and relationships to a third party provider of fiduciary services with the approval of such customers, as required by law or instrument.

9.11    Miscellaneous. F&M and OFSI shall have delivered to each other such other documents and information, in a form reasonable satisfactory to the receiving party, as the other party or its legal counsel may have reasonably requested.

SECTION 10

TERMINATION OF MERGER

10.1    Manner of Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Effective Date by written notice delivered by F&M to OFSI or by OFSI to F&M only for the following reasons:

(a)    By the mutual consent of F&M and OFSI, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board;

(b)    By F&M or OFSI, if its respective Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a material breach by the other party of any representation or warranty contained herein which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach; (ii) a material breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach; or (iii) any event, fact or circumstance shall have occurred with respect to the other party that has had or could be reasonably expected to have a Material Adverse Effect on such party;

(c)    by either F&M or OFSI, in the event of the failure of OFSI’s shareholders to approve the Agreement at the Shareholder Meeting; provided, however, that OFSI shall only be entitled to terminate the Agreement pursuant to this clause if it has complied in all material respects with its obligations under Section 7.1;

(d)    by either F&M or OFSI, if either (i) any approval, consent or waiver of any governmental or regulatory authority, agency, court, commission, or other administrative entity (“Governmental Entity”) required to permit consummation of the transactions contemplated by this Agreement shall have been denied and such denial has become final and non-appealable or (ii) any court or other Governmental Entity of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement;

(e)    By OFSI or F&M, if the transaction contemplated herein has not been consummated by July 31, 2021; provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein;

(f)    By OFSI, in accordance with the terms of Section 7.5(b) of this Agreement;

(g)    By F&M, if OFSI’s Board of Directors fails to make, withdraws or modifies its recommendation for OFSI’s shareholders to vote in favor of the Merger following receipt of a written proposal for an Acquisition Proposal; or

(h)    By F&M, (i) if OFSI breaches in any material respect its notice obligations under Section 7.5(c) or (ii) if within sixty (60) days after giving F&M written notice pursuant to Section 7.5(c) of an Acquisition Proposal, OFSI does not terminate all discussions, negotiations and information exchanges related to such Acquisition Proposal and provide F&M with written notice of such termination.

10.2    Effect of Termination. Except as provided below, in the event that this Agreement is terminated pursuant to the provisions of Section 10.1 hereof, this Agreement shall forthwith become void and, no party shall have any liability to any other party for costs, expenses, damages or otherwise, except that Sections 7.8, 8.4, 10.2, 13.9, and 13.12 shall survive any termination of this Agreement; provided, however, that notwithstanding the foregoing, in the event that this Agreement is terminated pursuant to Section 10.1(b)(i) and (ii) hereof on account of a willful breach of any of the representations and warranties set forth herein or any willful breach of any of the agreements set forth herein, then the non-breaching party shall be entitled to recover appropriate damages from the breaching party, including, without limitation, reimbursement to the non-breaching party of its costs, fees and expenses (including attorneys’, accountants’ and advisors’ fees and expenses) incident to the negotiation, preparation and execution of this Agreement and related documentation; provided further, however, that nothing in the foregoing proviso shall be deemed to constitute liquidated damages for the breach by a party of the terms of this Agreement or otherwise limit the rights of the non-breaching party. Notwithstanding the foregoing, in the event of termination by OFSI in accordance with Section 10.1(f) or by F&M in accordance with Section 10.1(g) or 10.1(h), then OFSI shall pay F&M the sum of One Million Dollars ($1,000,000) as a termination fee. Such payment shall be made within ten (10) days of the date of notice of termination. F&M shall also be entitled to recover from OFSI its reasonable attorneys’ fees incurred in the enforcement of the two (2) immediately preceding sentences. The termination fee payable by the OFSI constitutes liquidated damages and not a penalty and shall be the sole remedy of F&M in the event of termination of this Agreement based on Sections 10.1(f), 10.1(g) or 10.1(h).

SECTION 11

EFFECTIVE DATE OF MERGER

Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement, the Merger shall become effective on the date and at the time specified in the Certificate of Merger (the “Certificate of Merger”) as filed with the Secretary of State of the State of Ohio and the Articles of Merger (the “Articles of Merger”) as filed with the Secretary of State of the State of Indiana providing for the Merger of OFSI with and into F&M (the “Effective Date”). Unless otherwise agreed to by the parties, the Effective Date shall be no later than the last business day of the month in which both (a) any waiting period following the last approval of the Merger and Bank Merger by a state or federal regulatory agency or governmental authority expires and (b) the conditions precedent to the Merger and the Bank Merger outlined in Section 9 have been satisfied.

SECTION 12

CLOSING

12.1    Closing Date and Place. The closing of the Merger (the “Closing”) and the Bank Merger shall take place at the main office of F&M on the Effective Date or at such other time and place as mutually agreed to by F&M and OFSI.

12.2    Merger – Certificate of Merger and Articles of Merger. Subject to the provisions of this Agreement, on or before (provided an effective date and time is stated therein) the Effective Date, the Certificate of Merger shall be duly filed with the Secretary of State of the State of Ohio and the Articles of Merger shall be duly filed with the Secretary of State of the State of Indiana.

12.3    Bank Merger – Certificate of Merger and Articles of Merger. Subject to the provisions of this Agreement, on or before (provided an effective date and time is stated therein) the Effective Date, the Certificate of Merger shall be duly filed with the Secretary of State of the State of Ohio and the Articles of Merger shall be duly filed with the Secretary of State of the State of Indiana and such other filings as may be necessary to consummate the Bank Merger shall be duly filed.

SECTION 13

MISCELLANEOUS

13.1    Effective Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but none of the provisions hereof shall inure to the benefit of any other person, firm, or corporation whomsoever;

except that (a) the terms and provisions of Sections 8.2(e) and 8.5 of this Agreement shall inure to the benefit of the current and former employees, officers and directors of OFSI, as applicable, as specified in such sections and shall be enforceable by such individuals against F&M, and (b) the terms and provisions of Section 3.2 shall inure to the benefit of the former shareholders of OFSI. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned or transferred by either party hereto without the prior written consent of the other party.

13.2    Waiver; Amendment.

(a)    F&M and OFSI may, by an instrument in writing executed in the same manner as this Agreement: (i) extend the time for the performance of any of the covenants or agreements of the other party under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement or in any document delivered pursuant hereto or thereto; (iii) waive the performance by the other party of any of the covenants or agreements to be performed by it or them under this Agreement; or (iv) waive the satisfaction or fulfillment of any condition the nonsatisfaction or nonfulfillment of which is a condition to the right of the party so waiving to terminate this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder.

(b)    Notwithstanding the prior approval by the shareholders of OFSI, this Agreement may be amended, modified or supplemented by the written agreement of OFSI and F&M without further approval of such shareholders, except that no such amendment, modification or supplement shall decrease the consideration specified in Section 3 hereof, or shall otherwise materially adversely affect the rights of the shareholders of OFSI or the tax consequences of the Merger to the shareholders of OFSI without the further approval of such shareholders.

13.3    Notices. Any and all notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed to be given (i) when delivered in person, (ii) on the next business day, if sent by a nationally recognized overnight courier for overnight delivery (receipt requested), (iii) on the day of transmission if sent via facsimile transmission or electronic mail during normal business hours to the facsimile numbers or email addresses given below, provided telephonic confirmation of receipt is obtained promptly after completion of transmission, or (iv) on the fifth (5th) day after sent by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

If to F&M:	With a copy to:

307 N. Defiance Street Archbold, Ohio 43502 Attn: Lars B. Eller President and CEO FAX: (419) 446-2982 Email: LEller@fm.bank	Shumaker, Loop & Kendrick, LLP 1000 Jackson Street Toledo, Ohio 43604-5573 Attn: Thomas C. Blank FAX: (419) 241-6894 Email: tblank@shumaker.com

If to OFSI:	With a copy to:

102 N. Jefferson Ossian, Indiana 46777 Attn: David E. Morrison President and CEO FAX: 260-622-6142 Email: dmorrison@ossianstatebank.com	SmithAmundsen LLC 201 North Illinois Street, Suite 1400 Capital Center, South Tower Indianapolis, Indiana 46204-4212 Attn: John W. Tanselle FAX: (317) 464-4149 Email: jtanselle@salawus.com or to such substituted address as any of them have given to the other in writing.

13.4    Headings. The headings in this Agreement have been inserted solely for the ease of reference and should not be considered in the interpretation or construction of this Agreement.

13.5    Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein.

13.6    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument. In addition, this Agreement and the documents to be delivered hereunder may be executed by the parties hereto either manually or by electronic or facsimile signatures, each of which shall constitute an original signature.

13.7    Governing Law. This Agreement is executed in and shall be construed in accordance with the laws of the State of Ohio, without regard to choice of law principles.

13.8    Entire Agreement. This Agreement supersedes any other agreement, whether oral or written, between F&M and OFSI relating to the matters contemplated hereby, and constitutes the entire agreement between the parties hereto.

13.9    Expenses. F&M and OFSI shall each pay their own expenses incidental to the transactions contemplated hereby. It is understood that the fees of the investment bankers for the fairness opinion desired hereunder shall be borne by the engaging party whether or not the Merger is consummated. This provision shall survive the Effective Date or the earlier termination of this Agreement.

13.10    Securityholder Litigation. Each party shall notify the other party hereto in writing of any litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement that is brought, or, to the knowledge of either party, threatened in writing, against it and/or the executive officers or members of its Board of Directors (a “Transaction Litigation”), and shall keep the other party reasonably informed with respect to the status thereof. Each party shall give the other party the opportunity to participate in the defense or settlement of any Transaction Litigation, and, except to the extent required by applicable law, neither party shall settle, agree to any undertakings or approve or otherwise agree to any waiver that may be sought in connection with such Transaction Litigation, without the prior written consent of the other party (which shall not be unreasonably withheld, conditioned or delayed).

13.11    Certain Definitions. For purposes of this Agreement, “OFSI’s Management” means David E. Morrison; and “F&M’s Management” means either of Lars B. Eller or Barbara J. Britenriker. The phrases “to the knowledge of”, “known to” and similar formulations with respect to OFSI’s Management or F&M Management means matters that are within the actual conscious knowledge of such persons after due inquiry. For purposes of this Agreement, “business day” means any day other than a Saturday, Sunday or other day that a federal savings bank or a national banking association is authorized or required by applicable law to be closed.

13.12    Survival of Contents. The provisions of Sections 7.8, 8.4, 10.2, 13.9 and this Section 13.12 shall survive beyond the termination of this Agreement. The provisions of Sections 7.8, 8.2, 8.4, 8.5, 13.9 and this Section 13.12 shall survive beyond the Effective Date.

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[SIGNATUES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, F&M and OFSI have made and entered into this Agreement as of the day and year first above written and have caused this Agreement to be executed and attested by their duly authorized officers.

FARMERS & MERCHANTS BANCORP, INC.

By:	/s/ Lars B. Eller
Lars B. Eller, President and Chief Executive Officer

OSSIAN FINANCIAL SERVICES, INC.

By:	/s/ David E. Morrison
David E. Morrison, President and Chief Executive Officer

Execution Copy Signature Page

EXHIBIT A

BANK MERGER AGREEMENT

EXHIBIT A

AGREEMENT AND PLAN OF MERGER

Merging

OSSISAN STATE BANK,

an Indiana commercial bank,

with and into

FARMERS & MERCHANTS STATE BANK

an Ohio commercial bank

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement and Plan”), made and entered into as of the      day of December, 2020, by and between FARMERS & MERCHANTS STATE BANK, an Ohio commercial bank (“F&M Bank”), and OSSISAN STATE BANK, an Indiana commercial bank (the “Bank”) (F&M Bank and the Bank are sometimes referred to collectively as the “Constituent Companies”).

WITNESSETH

WHEREAS, the Constituent Companies desire to consummate the business combination transaction outlined in this Agreement and Plan pursuant to which the Bank will merge with and into F&M Bank in accordance with 12 U.S.C. §1828(c), Chapter 11 of the Ohio Revised Code and the Indiana Financial Institutions Act (collectively, the “Law”);

WHEREAS, this Agreement and Plan is being executed in connection with, and the consummation of this Agreement and Plan is expressly contingent upon the closing of, that certain Agreement and Plan of Reorganization and Merger (the “Merger Agreement”) between Farmers & Merchants Bancorp, Inc., an Ohio corporation (“F&M”) and Ossian Financial Services, Inc., an Indiana corporation (“OFSI”) dated as of even date herewith (the “Holding Company Merger”);

WHEREAS, the Boards of Directors of both F&M Bank and the Bank have approved the transactions contemplated by this Agreement;

WHEREAS, F&M, as the sole shareholder of F&M Bank, and OFSI, as the sole shareholder of the Bank, have also approved the transactions contemplated by this Agreement and Plan;

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NOW, THEREFORE, in consideration of the premises and of the mutual provisions, agreements, covenants, conditions and grants contained in this Agreement and Plan, and in accordance with the provisions of the Law, the parties mutually covenant and agree as follows:

ARTICLE I

THE MERGER

1.1    The Merger. At the “Effective Time” (as defined below), the Bank shall be merged with and into F&M Bank in accordance with applicable provisions of the Law (the “Merger”). The separate existence and company organization of the Bank shall cease, and the company existence of F&M Bank, including all its purposes, powers and objectives, shall continue unaffected and unimpaired by the Merger. F&M Bank shall continue to be governed by the laws applicable to state-chartered nonmember commercial banks under the laws of the State of Ohio and the regulations promulgated thereunder and shall succeed to all the rights, privileges, immunities, powers, duties and liabilities of the Bank as set forth in the Law.

1.2    Further Assurances. If, after the Effective Time, F&M Bank shall consider or be advised that any further deeds, assignments or assurances in the Law or any other things are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in F&M Bank, its right, title or interest in, to or under any rights, properties or assets of the Bank, or (b) otherwise carry out the purposes of this Agreement and Plan, the Bank and its officers and directors shall be deemed to have granted to F&M Bank an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in F&M Bank and otherwise to carry out the purposes of this Agreement and Plan, and the officers and directors of F&M Bank are authorized in the name of the Bank or otherwise to take any and all such action.

1.3    Offices. Immediately following the Merger, F&M Bank’s principal office shall be located at 307 N. Defiance Street, Archbold, Ohio 43502 and the Bank’s offices shall become branch offices of F&M Bank.

1.4    Trust Operations. The Bank currently has six accounts for which it provides fiduciary services through its Trust Department. The Bank shall cause its customers to transfer such fiduciary relationships in an orderly fashion to a third party provider of fiduciary services. The transfer of the fiduciary accounts shall be a condition precedent to consummation of the Merger and the Bank Merger.

ARTICLE II

ARTICLES OF INCORPORATION, CODE OF REGULATIONS,

BOARD OF DIRECTORS AND OFFICERS

2.1    Name. The name of the surviving bank shall be “Farmers & Merchants State Bank.”

2.2    Articles of Incorporation. The Articles of Incorporation of F&M Bank shall be the Articles of Incorporation of the surviving bank.

2.3    Code of Regulations. The Code of Regulations of F&M Bank (the “Code of Regulations”) shall be the Code of Regulations of the surviving bank.

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2.4    Officers and Directors. The directors of F&M Bank shall all remain directors of the surviving bank and shall hold such offices from the Effective Time until their respective successors are duly elected and qualified in the manner provided in the Code of Regulations. The officers of F&M Bank shall all remain officers of the surviving bank and shall hold such offices from the Effective Time until their respective successors are duly elected and qualified in the manner provided in the Code of Regulations.

ARTICLE III

CAPITAL STOCK OF THE SURVIVING BANK

3.1    Shares of the Bank. At the Effective Time, by virtue of the Merger and without any further action on the part of F&M Bank or the Bank, all issued and outstanding shares of the common stock of the Bank, whose separate existence shall cease, shall automatically and by operation of law be canceled, void and of no further effect.

3.2    Shares of F&M Bank. At the Effective Time, by virtue of the Merger and without any further action on the part of F&M Bank or the Bank, all two thousand six hundred (2,600) issued and outstanding shares of the common stock of F&M Bank, shall represent all of the issued and outstanding shares of the common stock of the surviving bank.

ARTICLE IV

SHAREHOLDER APPROVAL

F&M, as the sole shareholder of F&M Bank, and OFSI, as the sole shareholder of the Bank, have approved and consented to this Merger.

ARTICLE V

GENERAL PROVISIONS

5.1    Condition Precedent to Closing. The following conditions must be satisfied prior to the closing of the Merger:

(a)    appropriate approvals must be obtained from or notices filed with the Ohio Division of Financial Institutions, Indiana Department of Financial Institutions, Board of Governors of the Federal Reserve and the Federal Deposit Insurance Corporation; and

(b)    the Holding Company Merger must occur.

5.2    Effective Time. The Merger shall become effective immediately following the Holding Company Merger, or at such later time as designated by F&M and otherwise approved by the Ohio Division of Financial Institutions and the Federal Deposit Insurance Corporation, on the date and at the time specified in the Certificate of Merger as filed with the Secretary of State of the State of Ohio and the Articles of Merger as filed with the Secretary of State of the State of Indiana providing for the merger of the Bank with and into F&M Bank (the “Effective Time”).

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5.3    Manner of Termination. This Agreement and Plan and the transactions contemplated hereby may be terminated at any time prior to the Effective Time:

(a)    by the mutual consent of F&M Bank and the Bank; or

(b)    automatically and without further action by either F&M Bank or the Bank if the Merger Agreement is terminated for any reason.

5.4    Effect of Termination. Upon termination as provided in Section 5.3, this Agreement and Plan shall be void and of no further force or effect, and there shall be no obligation on the part of F&M Bank or the Bank or their respective officers, directors, employees, agents, or shareholders, except for payment of their respective expenses in connection with this Agreement and Plan.

[The remainder of this page was intentionally left blank.]

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IN WITNESS WHEREOF, the parties have executed this Agreement and Plan by their respective officers duly authorized as of the date and year first above written.

“F&M BANK”		FARMERS & MERCHANTS STATE BANK,
an Ohio State commercial bank,

By:
		Printed:	Lars B. Eller
		Its:	President and Chief Executive Officer

ATTEST:
Secretary/Cashier

“BANK”		OSSIAN STATE BANK,
an Indiana State commercial bank,

By:
		Printed:	David E. Morrison
		Its:	President and Chief Executive Officer

ATTEST:
Secretary/Cashier

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EXHIBIT B

VOTING AGREEMENT

EXHIBIT B

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is entered into this     day of December, 2020, by and among FARMERS & MERCHANTS BANCORP, INC., an Ohio corporation (“F&M”), and the undersigned shareholders (each, a “Shareholder”, and collectively, the “Shareholders”) of OSSIAN FINANCIAL SERVICES, INC., an Indiana corporation (“OFSI”).

W I T N E S S E T H:

In consideration of the execution by F&M of the Agreement and Plan of Reorganization and Merger between F&M and OFSI of even date herewith (the “Merger Agreement”), the undersigned Shareholders of OFSI hereby agree that each of them shall cause all OFSI common shares owned by him/her of record and beneficially, including, without limitation, all shares owned by him/her individually, all shares owned jointly by him/her and his/her spouse, all shares owned by any minor children (or any trust for their benefit), all shares owned by any business of which any of the Shareholders who are directors are the principal shareholders (but in each such case only to the extent the Shareholder has the right to vote or direct the voting of such shares), and specifically including all shares shown as owned directly or beneficially by each of them on Schedule 1 attached hereto or acquired subsequently hereto (collectively, the “Shares”), to be voted in favor of the merger of OFSI with and into F&M in accordance with and pursuant to the terms of the Merger Agreement at the annual or special meeting of shareholders of OFSI called for that purpose. Notwithstanding any other provision of this Agreement to the contrary, each Shareholder shall be permitted to vote such Shares in favor of another Acquisition Proposal (as such term is defined in the Merger Agreement) that is submitted for approval by the shareholders of OFSI if both of the following shall have occurred: (a) OFSI’s Board of Directors has approved such Acquisition Proposal and recommended such Acquisition Proposal to OFSI’s shareholders in accordance with Section 7.5 of the Merger Agreement and (b) the Merger Agreement has been terminated in accordance with Section 10.1(f) thereof.

Each of the Shareholders further agrees and covenants that he/she shall not sell, assign, transfer, dispose of or otherwise convey, nor shall he/she cause, permit, authorize or approve the sale, assignment, transfer, disposition or other conveyance of, any of the Shares or any interest in the Shares to any other person, trust or entity (other than OFSI) prior to the annual or special meeting of shareholders of OFSI called for the purpose of voting on the Merger Agreement without the prior written consent of F&M, such consent not to be unreasonably withheld in the case of a gift or similar estate planning transaction (it being understood that F&M may decline to consent to any such transfer if the person acquiring such Shares does not agree to take such Shares subject to the terms of this Agreement).

This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflict of laws provisions thereof. This Agreement may be executed in counterparts, each of which (including any facsimile or Adobe PDF copy thereof) shall be deemed to be an original, but all of which shall constitute one and the same agreement. It is understood and agreed that Shareholders who execute this Agreement shall be bound hereby, irrespective of whether all Shareholders execute this Agreement. The obligations of each of the Shareholders under the terms of this Agreement shall terminate contemporaneously with the termination of the Merger Agreement.

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Notwithstanding any other provision hereof, nothing in this Agreement shall be construed to prohibit a Shareholder, or any officer or affiliate of a Shareholder who is or has been designated a member of OFSI’s Board of Directors, from taking any action solely in his or her capacity as a member of OFSI’s Board of Directors or from exercising his or her fiduciary duties as a member of OFSI’s Board of Directors to the extent specifically permitted by the Merger Agreement.

[Signatures appear on following pages.]

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IN WITNESS WHEREOF, F&M and each of the undersigned Shareholders of OFSI have made and executed this Agreement as of the day and year first above written.

FARMERS & MERCHANTS BANCORP, INC.

By:
Lars B. Eller,
President and Chief Executive Officer

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SHAREHOLDERS

Mickey R. Cupp	Brian W. Dettmer
Perry L. Gerber	Todd Mahnensmith
David E. Morrison	Lex J. Hunter
Mark F. Miller

SCHEDULE 1

LISTING OF SHARES

SECTION 1 Name	SECTION 2 Amount
Mickey R. Cupp
Brian W. Dettmer
Perry L. Gerber
Todd Mahnensmith
David E. Morrison
Lex J. Hunter
Mark F. Miller